AGREEMENT FOR PURCHASE AND SALE OF ASSETS
Perfect Empowered Drinking Water and Perfect Essentials

THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS is made this 13th day of August 2007, by and among EAU TECHNOLOGIES, INC., a Delaware Corporation ("Seller"), and PERFECT WATER & ESSENTIALS, LLC, a Nevada limited liability company or its assignee ("Buyer"). Buyer intends to form a new entity to purchase, own and hold the business assets being acquired herein.

RECITALS

A. Seller is in the business of, among other things of manufacturing, bottling, and selling consumable products within a division known as the Perfect Essentials Division (the "Perfect Essentials Division"). Within the Perfect Essentials Division, Seller has developed and owns proprietary processes and formulas to create products such as Perfect Empowered Drinking Water ("Perfect Water"), Aquagen nutrition supplements ("Aquagen"), and other personal care items: said products listed on Schedule A, attached hereto and incorporated herein by this reference (collectively, the "Products").

B. Subject to the terms of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the assets of the Perfect Essentials Division, as said assets are more fully described herein.

NOW, THEREFORE, for good and valuable consideration including the mutual promises set forth herein, and upon the terms and subject to the conditions set forth below, the parties hereby agree as follows:

ASSETS

1. **Purchase and Sale of Assets**.

Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell only, and Buyer agrees to purchase only, the following business assets (the "Assets") owned by Seller and used by Seller in the Perfect Essentials Division:

a. Those (i) manufacturing assets, (ii) existing manufacturing equipment, (iii) shipping, bottling and production equipment and line, (iv) warehouse facilities (iv) laboratory facilities, and (v) office furniture, fixtures and equipment located in Seller's Lindon, Utah facility which are more particularly set forth on Schedule 1(a), attached hereto and incorporated herein by this reference (collectively, the "Manufacturing Equipment"); and

b. Assumption of Warehouse lease including leasehold improvements and warehouse build-outs and improvements at Seller's facility in Lindon,

Utah, but only to the extent same are owned solely by Seller and such landlord has no interest or right to such build out and improvements pursuant to the Building Lease (defined below);

c. The Perfect Essentials Division inventory at Closing, including all finished goods, raw materials and packaging. The purchase price shall not be adjusted based on the amount of inventory delivered by Seller to Buyer at Closing (the "Inventory");

d. All intellectual property relating exclusively to the "Perfect" brand and the Perfect Essentials Division Products, including but not limited to all trademarks, trade names, intellectual property rights, all concepts, designs, future product concepts and existing product lines, including without limitations those registered trademarks for the Perfect Brand, Perfect Empowered Drinking Water name and trademarks and the Perfect Essentials name and trademarks more specifically listed on Schedule 1(d), attached hereto and incorporated herein by this reference (the "Registered Trademarks"); and

e. A non-exclusive license / and right to use the "Empowered Water" trademark and trade name for use only with ~~name for~~ consumer / retail products, with such presentations and use protections as approved by Seller's intellectual property rights attorneys, all as more specifically set forth in the Purchase and Technology License Agreement (defined in Paragraph 2a below.) NOTE: The "Empowered Water" tradename and/or trademark and associated intellectual property rights are NOT included, as distinguished from the "Perfect Empowered DRINKING Water" intellectual property rights, which rights are included and being purchased and sold as detailed herein;

f. The Perfect Water bottled drinking water manufacturing processes and formulation, including all ownership, the book of business, and all other rights of whatever kind or nature which may be associated with or connected to production and marketing of Perfect Water. Notwithstanding the foregoing, Buyer ~~PWE~~ is not purchasing and does not own the proprietary EAU ER Water technology as more specifically set forth in the Purchase and Technology License Agreement ; and

g. The "Aquagen" and "Perfect Essentials" product line, including but not limited the Aquagen and Perfect Essentials names and those items set forth in Exhibit "A" attached, and all ownership rights to all Aquagen and Aquagen derivative products, formulas, processes and formulation secrets, the existing book of business, any and all intellectual property rights, and any and all other rights which may be associated with or connected to the Aquagen products or name, including without limitation everything that the Seller purchases from outside vendors to produce the Aquagen and/or

Perfect Essentials product line, including but not limited to the hand sanitizer product;

h. All marketing materials, websites, internet domain names, relating to Perfect Water, Perfect Essentials, the "Perfect" brand, Aquagen, the Aquagen Brand, the Perfect Essentials brand and relating to any and all ancillary products to the extent such Seller owns or has rights to such marketing materials and domains;

i. The ongoing business operation of the Perfect Essentials Division of Seller, including the entire business records, assignment of contracts for the entire customer base and book of business, including brokers, distribution channels and contacts, direct wholesale and/or rebranding customers, and direct retail customers; and

j. All supplier sources including contacts, contracts, purchase histories, and quotations. (Accounts payable of Seller due at Closing (defined below) will be the responsibility of Seller and Buyer is not assuming any liability for any of Seller's accounts payable. Likewise Seller is entitled to retain all of its accounts receivable accruing prior to the Closing and Buyer shall have no liability therefore and no responsibility for collection thereof.)

k. The assets described in paragraph 1(a) through 1(k), inclusive, are hereinafter defined as the "Assets".

l. No other assets or liabilities, unless specifically stated above will be acquired. All other assets (the "Excluded Assets") and liabilities will remain in the sole ownership and under the sole responsibility of the Seller. Specifically, Buyer shall not assume any amounts owed by Seller to any party as of the Closing Date, whether or not related to the Assets. By way of example, not limitation, Excluded Assets are listed on Schedule 1(l), attached hereto and incorporated herein by this reference.

2. Technology License.

a. ~~Concurrent with the execution hereof,~~ At Closing, Seller and Buyer shall execute and deliver that certain perpetual non-exclusive worldwide license agreement pursuant to which Buyer has the right to use the Assets and Seller's proprietary Electrolyzed Reduced (ER) Water Technology relating to manufacturing electrolyzed drinking water for human consumption in the consumer market (the "Purchase and Technology License Agreement"). The form of such Purchase and Technology License Agreement is attached hereto as Exhibit 2(a).

3. Deposit; Inspection Period.

a. Buyer has deposited deposit with Cresta Verde Escrow, Mission Viejo, California ("Escrow Holder") the sum of FIFTY THOUSAND DOLLARS ($50,000) (the "Deposit"). The Deposit shall be held by Escrow Holder pursuant to a written escrow agreement executed by Seller, Buyer and Escrow Agent. Escrow Agent shall hold the Deposit until the earlier of (i) the Closing, in which event the Deposit shall apply to the Purchase Price, (ii) the termination of this Agreement.

b. Buyer shall have until 5:00 pm (eastern standard time) on the business day following the mutual execution of this Agreement and notification of formal approval by Seller's Board of Directors (the "Inspection Period) to conduct its due diligence on the Perfect Essentials Division. If, prior to the expiration of the Inspection Period, Buyer determines in its sole discretion that it does not desire to consummate the transactions described herein for any reason whatsoever, including, without limitation, that Buyer is dissatisfied with its due diligence or if Buyer is unable to obtain financing for the acquisition, then Buyer shall have the right to terminate this Agreement by delivering written notice of same to Seller prior to such expiration. In such event, the Escrow Holder shall return the Deposit to Buyer and neither party hereto shall have any further liability to the other.

c. If Buyer fails to terminate this Agreement pursuant to Paragraph 3(b) above timely, then the Deposit shall be returned to Buyer only (i) if this Agreement fails to close due to Seller's default in its obligation to close, or (ii) due to a failure of a condition to Buyer's obligation to close. In all other circumstances, the Deposit shall belong to Seller.

4. Purchase Price.

As full consideration of the sale and transfer, assignment and delivery of the Assets by Seller to Buyer, Buyer agrees to pay to Seller at the Closing the following:

a. Buyer shall pay to Seller the amount of Two Million Dollars ($2,000,000) as full payment for the Assets described in the Paragraph 1 (the "Asset Purchase Price"); and

b. Buyer shall also pay to Seller the additional amount of Five Hundred Thousand Dollars ($500,000) as full payment for the Purchase and Technology License Agreement for the proprietary electrolysis technology relating to electrolyzed drinking water for human consumption (the "Purchase and Technology License Agreement Purchase Price").

5. Agreement by Seller to Sell to Buyer Electrolyzed Reduced Water Processing Systems.

Seller agrees to sell to Buyer, and to install at Buyer's direction at Buyer's and at Buyer's sole cost and expense, Seller's proprietary electrolyzing water processing system equipment ("ER System Equipment") to be used solely for the purpose of manufacturing electrolyzed drinking water for humans pursuant to the Purchase and Technology License Agreement.

For each installed ER System Equipment, Buyer shall pay to Seller the following amounts for purchase and installation of such ER System Equipment (which fees are separate from, and in addition to, the Purchase and Technology License Agreement Purchase Price and all royalties and fees due from Buyer under the Purchase and Technology License Agreement):

A. Equipment Purchase Price. The Purchase Price for the ER System Equipment shall be an amount equal to sum of (i) Seller's then-current "Actual Hard Money Out Of Pocket Cost" (defined below) plus (ii) an amount equal to forty percent (40%) of Seller's Actual Hard Money Out Of Pocket Cost, all as more fully set forth in the Purchase and Technology License Agreement. For each purchase of ER System Equipment, Seller and Buyer shall execute a purchase order which contains agreed-upon terms and conditions for the sale and delivery of such Equipment.

As used herein, Seller's "Actual Hard Money Out Of Pocket Cost" shall mean Production and Administration Cost as detailed and more specifically listed on Schedule 5(A), attached hereto and incorporated herein by this reference. Seller shall not inflate or mark up any such costs.

Seller will cooperate with Buyer to attempt to configure an ER System to meet production quantity projections for each individual location or upgrade. Any coincidental charges such as installation set-up and training will be provided to Buyer at Seller's lowest preferred client service rates then in effect, as determined by Seller, such charges to be agreed-upon in all cases by Seller and Buyer

B. Licensing and Maintenance Royalty. A licensing and maintenance royalty ("Licensing and Maintenance Royalty") in the amount of ONE CENT ($.01) per 20 oz. bottle of water produced by Buyer using the proprietary ER System technology (the "ER Technology"), all as more fully set forth in the Purchase and Technology License Agreement. The royalty shall be payable within 60 days of the end of each calendar month's production. Notwithstanding the foregoing, for each separate facility of Buyer (or its assigns or authorized contract packer) which utilizes and has an ER System Equipment purchased by Buyer, Buyer shall pay to Seller a minimum Licensing and Maintenance Royalty of TWENTY THOUSAND DOLLARS ($20,000) per year ("Minimum Annual Royalty") for each 12 month period following the completion of the installation of the ER System Equipment at such facility (a "Maintenance Year").

The Minimum Annual Royalty shall be increased annually after the expiration of the second Maintenance Year by the actual maintenance cost increases incurred by Seller (without any allocation of overhead and markup) over Seller's actual cost for those replacement parts and services in the prior Maintenance Year. In the event that the size of the bottle is changed from 20 ounces, royalties per bottle shall be recalculated proportionately on a based on the size of the bottle. For example, if the Buyer increases the bottle size to 40 ounces, the per-bottle Licensing and Maintenance Royalty shall be increased to TWO CENTS ($.02).

C. Equipment Maintenance. ~~Concurrent with the execution hereof,~~ At Closing, Seller and Buyer shall execute and deliver that certain written maintenance agreement (the "ER System Equipment Maintenance Agreement"), the form of which s attached hereto as Exhibit 5(C).

6. Assumption of Leases By Buyer.

Buyer shall assume the following leases, and no others, relating to the Assets being purchased:

a. The building lease for the offices, warehouse, and plant located at 1464 West 40 South, Lindon, Utah 84042, which has an expiration term of March 31, 2009 ("Building Lease"); and

b. Equipment leases relating to the copier and to the forklift located at the Lindon, Utah plant (the "Equipment Leases").

In the event any equipment lessor refuses to consent to a lease transfer, then Buyer shall close and acquire all of the Assets (other than such agreement(s)), and the purchase price shall not be adjusted, and Seller shall retain such agreement and its obligations thereunder. In the event Landlord under the Building Lease refuses to consent to a lease transfer or to release Seller, then Seller agrees to maintain ownership of said lease and Buyer agrees to sub-lease building from Seller under the terms of the existing Building Lease.

7. Allocation of Consideration.

The parties hereto agree after negotiation that the total consideration to be paid hereunder shall be specifically allocated as set forth on Schedule 7, attached hereto and incorporated herein by this reference. The parties further acknowledge the fairness and reasonableness of the following allocations and agree that for both state and federal income tax purposes they will each report the same in accordance with such allocations.

8. Business Operations and Expenses Prior To and After Closing.

Seller shall be responsible for all business operations prior to the Closing and for all related expenses incurred prior to the Closing. Buyer shall be responsible for all business operations after the Closing and for related expenses incurred after the Closing.

9. Accounts Receivable and Accounts Payable.

All accounts receivable and accounts payable of the Seller's Business attributable to the assets are now and shall remain the property of and be the responsibility of the Seller and shall not be acquired or assumed by the Buyer except for the specific lease assumptions by Buyer set forth herein.

10. Assistance of Seller / Transition Period.

Seller agrees to make Rand Waters available to assist Buyer after the Closing with transition for a period of 60 days immediately following Closing. Notwithstanding the foregoing:

(i) Mr. Waters shall not be obligated to consult with Buyer for more than 15 hours per week;

(ii) Mr. Waters shall consult with Buyer only during regular business hours, Monday through Friday;

(iii) Mr. Waters shall consult with Buyer either by telephone or in person at the Seller's office in Lindon, Utah provided Mr. Waters is present at such office at the time such in-person consultation is requested by Buyer (it being acknowledged by Buyer that travel in connection with a requested in-person consultation by Mr. Waters is subject to approval by Seller and travel expenses will be reimbursed by Buyer);

(iv) Such requested consultation shall not interfere with Mr. Water's responsibilities and duties for the Seller; and

(v) Such use of Mr. Waters shall be requested by Buyer with adequate notice to Seller and be provided subject to Seller's authorization, such authorization not being unreasonably withheld.

11. Representations and Warranties.

A. Seller's Representations and Warranties. For purposes of inducing Buyer to undertake the obligations undertaken by it pursuant to this Agreement, Seller represents, warrants, and agrees that:

a. The Seller is a validly existing entity in good standing under the laws of the state of Delaware.

b. Seller's execution and delivery of this Agreement and, assuming that it obtains landlord's consent to the assignment of the Building Lease and obtains the counter-parties's consents to the assignment of the Equipment Leases, its performance of the transactions contemplated hereby will not result in a breach of or constitute a default under any lease, license or other agreement to which it is a party bound, or by which any of its properties or assets may be bound or affected, or violate any order, writ, injunction or decree of any court or administrative agency applicable to it.

c. Assuming the due authorization, execution and delivery of this Agreement by Buyer, to the knowledge of Seller, this Agreement is a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

d. The Seller has good and marketable title to the Manufacturing Equipment and Inventory, free and clear of all liens, claims, security interests, encumbrances, restrictions or other charges of any kind. No other person, firm, or corporation owns or has any interest in such assets, or any part thereof, and at the closing the Buyer will acquire good, valid, and marketable title to such assets free and clear of all liens, claims, security interests, encumbrances, restrictions, or other charges of any kind.

e. Seller is not a party to any agreement, whether written or oral, which restricts in any material respect its right to enter into this Agreement and to carry out the terms and conditions hereof.

f. Seller has in all material respects performed all obligations required to be performed by it under all leases, contracts, agreements, and other commitments to which it is a party which affect the Assets and Seller is not currently in material default of any of them, including but not limited to the Building Lease for the Lindon, Utah facility.

g. Seller has no knowledge of any pending or threatened litigation against it, or any pending proceedings before any administrative or governmental or quasi-governmental authority which in any manner may materially affect the value or title to the Assets to be sold hereunder.

h. In the event any legal or monetary claims arise against product produced by Seller prior to the Closing, Seller will, subject to the terms and conditions of this Agreement, remain liable for all liabilities and the defense of same. Seller represents that it has and will continue to maintain for a period of 3 years following the Closing Seller's existing

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manufacturer's liability insurance covering such consumer claims relating to product produced prior to the Closing.

i. To Seller's knowledge, it has complied with and is in compliance in all material respects with all applicable laws, ordinances, and legal regulations related to the operation of the Perfect Essentials Division which includes Perfect Empowered Drinking Water, the Perfect Essentials products, and Aquagen, and Seller has not received any written notice from any governmental authority of any unresolved noncompliance with foregoing.

j. All authorizations, approvals, consents, and waivers necessary to enable Seller to sell the "Assets" to Buyer have been obtained from the appropriate parties (including, but not limited to, governmental agencies if required).

k. To Seller's knowledge, none of the statements representations, or warranties made by Seller in this Agreement, or in any document or writing delivered to Buyer, by Seller contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.

l. Except as set forth in Schedule 1(d) attached hereto, Seller has not received written notice of claim of infringement from third parties relating to its Proprietary ER Technology or any of the Assets being sold hereunder which has not been resolved, nor does Seller have any actual knowledge of intellectual property rights infringements relating to the Assets whether or not claimed by third parties.

m. The Manufacturing Equipment is in good working order, reasonable wear and tear excepted. At Closing, Manufacturing Equipment shall be in good working order, reasonable wear and tear excepted.

As used herein, the term "to Seller's knowledge" and words of similar meaning shall mean the actual knowledge of Wade Bradley, Randall Waters and Brian Heinhold on the date of this Agreement.

B. <u>Buyer's Representations and Warranties</u>. For purposes of inducing Seller to undertake the obligations undertaken by it pursuant to this Agreement, Buyer represents, warrants, and agrees that:

a. Buyer is a validly existing limited liability company in good standing under the laws of the state of Nevada.

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b. Buyer's execution and delivery of this Agreement and its performance of the transactions contemplated hereby will not result in a breach of or constitute a default under any lease, license or other agreement to which it is a party bound, or by which any of its properties or assets may be bound or affected, or violate any order, writ, injunction or decree of any court or administrative agency applicable to it.

c. Assuming the due authorization, execution and delivery of this Agreement by Seller, to the knowledge of Buyer, this Agreement is a valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.

d. Buyer is not a party to any agreement, whether written or oral, which in any restricts in any material respect its right to enter into this Agreement and to carry out the terms and conditions hereof.

e. All authorizations, approvals, consents, and waivers necessary to enable Buyer to purchase the "Assets" from Seller have been obtained from the appropriate parties (including, but not limited to, governmental agencies if required).

f. Attached to this Agreement as <u>Schedule 11.B(f)</u> is a true, correct and complete comfort letter issued by a bona fide lender to Buyer. To the knowledge of Buyer, such lender has not, subsequent to the date of such letter, modified, revoked or rescinded its commitments set forth in such letter except that the lender's funding date has been modified to extend closing to a date no later than 30 days from the mutual execution of this Agreement and notice of formal Board approval by EAU's Board of Directors.. Buyer will immediately notify Seller in writing at such time as Buyer learns that its lender has modified, revoked or rescinded lender's commitments set forth in such letter.

g. To Buyer's best knowledge, none of the statements representations, or warranties made by Buyer in this Agreement, or in any document or writing delivered to Buyer, by Buyer contains any untrue statement of any material fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.

As used herein, the term "to Buyer's knowledge" and words of similar meaning shall mean the actual knowledge of Greg M. Mortensen on the date of this Agreement.

12. <u>Seller's Obligations Before Closing</u>.

Seller covenants that from the date of this Agreement until the Closing Date, or the early termination of this Agreement:

a. Buyer and its counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, accounts, records and documents of or relating to the business and assets which are the subject of this Agreement. Seller shall furnish or cause to be furnished to Buyer and its representatives all existing data and information concerning the Assets that may reasonably be requested by Buyer. Buyer agrees that if for any reason the transaction contemplated hereby shall not be consummated, it will hold in confidence all information it may have learned or obtained concerning the Assets and the Perfect Essentials Division and return to Seller all books, records, documents, and other written information obtained by it in the course of any investigation hereunder. The parties also acknowledge that they are under continuing obligations regarding confidentiality in accordance with a prior non-disclosure agreement(s) entered into between the parties. Notwithstanding the foregoing, or any other provision of this Agreement, until Closing, Seller shall not be obligated to, and shall not provide, access to Buyer to the Aquagen formula, the ER formula, the ER proprietary process, or any information related thereto.

b. Seller will make a good faith effort to carry on its business and activities diligently and in substantially the same manner as it previously has been carried out, including but not limited to meeting/fulfilling orders of customers, and shall not make or institute any unusual or novel methods of sales, management or operations that will vary materially from those methods used by Seller as of date of this Agreement without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

c. Seller will use commercially reasonable efforts to preserve its organization, to keep available to Buyer its present employees and to preserve its present relationships with its suppliers, distributors, customers, and others having a business relationship relating to the Perfect Essentials Division.

13. <u>Conditions Precedent</u>.

A. <u>Buyer's Performance</u>. The obligations of Buyer to purchase the Assets and the business under this Agreement are subject to the satisfaction, at or before the Closing, of all of the conditions set out below in this Paragraph. Buyer may waive any or all of these conditions in whole or in part without prior notice.

a. All representations and warranties by Seller contained in this Agreement or in any written statement delivered to Buyer under this Agreement shall

be true in all material respects on and as of the Closing Date as though made on that date.

b. Seller shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

c. No action, suit or proceeding before any court or governmental body or authority shall have been instituted on or before the Closing Date in which it is sought to restrain or prohibit the acquisition by Buyer of the Assets.

B. <u>Seller's Performance</u>. The obligations of Seller to sell the Assets and the business under this Agreement are subject to the satisfaction, at or before the Closing, of all of the conditions set out below in this Paragraph. Seller may waive any or all of these conditions in whole or in part without prior notice.

a. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered to Seller under this Agreement shall be true in all material respects on and as of the Closing Date as though made on that date.

b. Buyer shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

c. No action, suit or proceeding before any court or governmental body or authority shall have been instituted on or before the Closing Date in which it is sought to restrain or prohibit the sale by Seller of the Assets.

14. <u>Non-Compete Covenant</u>.

a. Subject to the terms and conditions of this Agreement, Seller will not, for a period of 60 months, commencing on the Closing Date, directly or indirectly create, manufacture, produce, market, sell, or in any way engage in the drinking water business for human consumption.

Furthermore, Seller will not, a period of 60 months, commencing on the Closing Date, enter into an agreement with any other person or entity which allows such person or entity to use Seller's equipment to produce Electrolyzed Reduced water for human consumption in the retail marketplace.

Notwithstanding anything to the contrary herein, Buyer hereby acknowledges and agrees that Seller shall have the unrestricted right

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(directly and indirectly) to sell water, including without limitation, Electrolyzed Reduced water under such brand names as Seller determines excluding the Perfect name, including, under the brand name Empowered Water, for medical or pharmaceutical purposes for consumption by humans and animals; provided that any such business or water produced shall not make claims that the product adds, significantly enhances, or otherwise effectively utilizes or increases available oxygen.

In the event that Buyer (x) fails to pay the Minimum Annual Royalty for the year due, or (y) a Licensing and Maintenance Royalty in the third Closing Year and for all Closing Year's subsequent thereto, of at least $250,000 per Closing Year, Seller's covenants and obligations set forth in this Paragraph 14(a) shall immediately and automatically terminate and be of no further force or effect.

As used herein, the term "Closing Year" shall mean a twelve month period commencing on either the Closing Date, or an anniversary thereof, and expiring on an anniversary of the Closing Date.

b. In the event of a breach or threatened breach of the non-compete provisions of this Paragraph 14(a) of this Agreement, and in addition to such other relief as may be available at law or in equity, said provisions may be enforced by an injunction restraining the violating party from the commission of such breach to the full extent hereof, or to such lesser extent as a court of competent jurisdiction may deem just and proper for the reasonable protection of the rights and interests of the protected and non-defaulting party.

c. In the event Buyer breaches, or defaults in the performance of any covenant set forth in any, agreement between Buyer and Seller without fault of or default of Seller, including, without limitation any covenant in the Purchase and Technology License Agreement and/or the Maintenance Agreement, and Buyer fails to cure such breach or default , then following the expiration of any applicable notice and cure periods, then, in addition to any other remedies which Seller may have for such breach of default, Seller's covenants and obligations set forth in Paragraph 14(a) above shall immediately and automatically terminate and be of no further force or effect.

d. The parties agree that a material part of the purchase price and inducement for Buyer to buy is that Buyer is buying all of Seller's right, title, and interest in and to Aquagen and the Aquagen products and claims. Seller has disclosed that it has intentionally not patented the Aquagen technology but has elected to keep the proprietary technology confidential and a closely guarded and protected company secret, which technology is being fully conveyed to Buyer hereunder. Accordingly, Seller and its successors

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and assigns will (a) keep the proprietary Aquagen technology, process, formulation, and formulas confidential, and (b) surrender to Buyer as a part of the closing materials all copies of any documentation in whatever format (including videos, written documentation, electronic or computer records, or otherwise) relating to or in any way setting forth the Aquagen proprietary processes, formulation, and formulas. Further, Seller (including its key executives and/or principals having knowledge of the Aquagen formula, formulation, or technology) will not directly or indirectly create, manufacture, produce, market, sell or otherwise commercially exploit any product, technology, or system which makes claims similar to or substantially the same as the claims made by Aquagen that the product adds, significantly enhances, or otherwise effectively utilizes or increases available oxygen.

15. Closing. The transfer of the Assets by Seller to Buyer (the "Closing") shall be consummated on or before 30 days following the mutual execution of this Agreement together with the Maintenance Agreement and the Purchase and Technology License Agreement and notice of formal acceptance of EAU's Board of Directors.

16. Seller's Delivery. At the Closing, Seller shall deliver to Buyer the following instruments in form and substance satisfactory to Buyer and its counsel against the delivery of the items specified from Buyer.

a. A bill of sale and assignment for the Assets;

b. Any authorization, approval or waiver which shall be required from any governmental agency in order to permit the sale and transfer of the Seller's assets to be made to the Buyer free and clear of any liens and encumbrances of any kind and to use the same in further of its business purposes;

c. Such other instruments and documents of conveyance and assignment as may be reasonably necessary to transfer title to the Assets to be acquired hereunder to the Buyer and to carry out the intent hereof;

d. Copies of all books, records, files, and other documents of the Perfect Essentials Division, which includes Perfect Empowered Drinking Water, Perfect Essentials, and Aquagen;

e. Such other instruments and documents as may be reasonably necessary to carry out the purposes hereof; and

f. The ER Systems Equipment Maintenance Agreement and the Purchase and Technology License Agreement;

g. Seller shall deliver a certificate from Seller's insurance carrier which names Buyer as an additional insured on Seller's insurance policy insuring against product liability claims.

17. Buyer's Delivery.

At the Closing, Buyer shall deliver to Seller the following instruments in form and substance satisfactory to Seller against the delivery of the items specified for Seller above.

a. Readily available funds in the amount of the Asset Purchase Price and the Purchase and Technology License Agreement Purchase Price (net of the Deposit) and without any other adjustment whatsoever, including any adjustment for the amount of Inventory;

b. The ER Systems Equipment Maintenance Agreement and the Purchase and Technology License Agreement;

c. Such other instruments and documents as may be reasonably necessary to carry out the purposes hereof.

18. Continuing Obligations of Seller.

From and after Closing, Seller shall, at the request of Buyer and without further cost or expense to Seller, execute and deliver any further instrument or documents and take all such further action as Buyer may reasonably request in order to effectuate the transfer to Buyer of title to the Assets.

19. Covenants of Buyer.

A. Continuing Obligations of Buyer. From and after Closing:

1. Buyer shall, at the request of Seller and without further cost or expense to Buyer, execute and deliver any further instrument or documents and take all such further action as Seller may reasonably request in order to effectuate the consummation of the transactions described herein.

2. Buyer shall pay all costs and expenses necessary for the operation of the Assets occurring after the Closing Date.

B. Disclaimers and Waivers

1. No reliance on materials. Except as expressly stated in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller,

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any affiliate of Seller, nor the person or entity which prepared any such information about the Assets or the Perfect Essentials Division and delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such materials except to the extent such information was knowingly fraudulent by Seller.

2. EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 11.A OF THIS AGREEMENT:

   I. IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE ASSETS WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE ASSETS DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE ASSETS.

   II. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE ASSETS OR RELATING THERETO

3. Except as set forth in Paragraph 11.A above, Seller will convey to Buyer, and Buyer will accept from Seller, the Assets in their then-current condition, as is, where is and with all faults. Seller and Buyer agree that the provisions of this Paragraph 18.B shall survive Closing without limitation.

20. <u>Indemnification</u>.

a. <u>Agreement of Seller to Indemnify</u>. Seller will protect, defend, indemnify and hold harmless Buyer from and against (i) any and all liabilities, obligations, debts, or commitments of Seller or the Perfect Essentials Division which arise out of actions or omissions occurring prior to the Closing Date and not expressly assumed by Buyer hereunder; and (ii) any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities and all related costs, expenses (including reasonable attorneys' fees), interest and penalties which Buyer shall incur or suffer which arise, result from or relate to the breach of any of the representations or warranties made by Seller in or under this Agreement or any obligations of Seller hereunder; <u>provided</u>, <u>however</u>, Seller shall not have any liability for any breach of any representation or warranty contained in this Agreement if Buyer had knowledge of such breach on or prior to the Closing Date, and no losses caused by, arising from, incurred

in connection with, or related in any way thereto shall be aggregated for purposes of Paragraph 20(f) below.

b. Agreement of Buyer to Indemnify. Buyer will protect, defend, indemnify and hold harmless Seller from and against (i) any and all liabilities, obligations, debts, or commitments of Buyer or liabilities, obligations, debts, or commitments of the Assets or the Perfect Essentials Division which arise out of actions or omissions occurring after the Closing Date; and (ii) any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities and all related costs, expenses (including reasonable attorneys' fees), interest and penalties which Seller shall incur or suffer which arise, result from or relate to the breach of any of the representations or warranties made by Buyer in or under this Agreement or any obligations of Buyer hereunder; provided, however, Buyer shall not have any liability for any breach of any representation or warranty contained in this Agreement if Seller had knowledge of such breach on or prior to the Closing Date, and no losses caused by, arising from, incurred in connection with, or related in any way thereto shall be aggregated for purposes of Paragraph 20(f) below.

c. Notice to and Right to Defend. Any party seeking indemnification shall give the other party, prompt notice of the assertion or commencement of any action, suit, claim, proceeding, arbitration or investigation to be indemnified against hereunder, and shall give said indemnifying party receiving notice a reasonable opportunity to defend same at its own expense and with counsel of its own selection (who shall be approved by the party giving notice, which approval shall not be unreasonably withheld or delayed); provided that the party giving notice shall at all times also have the right to fully participate in the defense, at its own expense. If the party receiving notice, within a reasonable time after said notice, shall fail to defend, the party giving notice shall have the right but not the obligation to undertake the defense of and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf of, for the account of and at the risk and expense of the party receiving notice. If the claim is one that cannot by its nature be defended solely by the party receiving notice, the party giving notice shall make available all information and assistance that the party receiving notice may reasonably request; provided that any associated expenses shall be paid by the party responsible for the indemnity of the other pursuant to paragraph a and b above.

d. Limitations on Damages. In calculating the amount due to an indemnified party by the other party pursuant to Sections 20(a) or 20(b) above), there shall be deducted (i) any insurance proceeds actually recovered by the indemnified party in respect thereof, and (ii) the amount of any tax benefit realized or realizable by the indemnified party which is attributable to the

losses to which such indemnity claim relates, without regard to any indemnity payments made.

e. Maximum Indemnification Amount. Neither party shall have any indemnification obligation or liability against the other pursuant to Paragraphs 20(a) or 20(b) above, individually and/or in the aggregate, in excess of $500,000 (the "Maximum Indemnification Amount"). This section does not apply to product liability insurance issues. Product liability issues of Seller are defined in Section 11 (a)(h).

f. Minimum Indemnification Amount. Neither party shall have any indemnification claim against the other for any indemnification amounts unless the aggregate amount of all such amounts exceed $20,000 (the "Basket"), and then only to the extent the aggregate amount of such indemnified party's losses exceed the Basket.

g. Limitation on Survival. The right of each party to bring a claim for indemnification pursuant to terms of this Agreement, and the representations and warranties of each party hereto set forth herein, shall survive the Closing for the twelve (12) month period immediately following the Closing Date (the "Survival Period"). The foregoing survival period shall not apply to consumer claims asserted against Buyer for product manufactured prior to Closing.

Following the expiration of the Survival Period, the indemnification obligations of the parties hereto shall automatically terminate and cease to be of any force and effect, and neither party hereto shall have the right to seek indemnification from the other party pursuant to the terms of this Agreement or claims arising out this transaction described herein except for claims of which one party has been notified of the factual basis with reasonable specificity by the other party in writing prior to the expiration of such Survival Period.

h. Exclusive Remedy. Except as otherwise expressly set forth in this Agreement, the remedies provided for in this Paragraph 20 shall be the sole and exclusive remedy for the indemnified parties with respect to any claim for indemnification under this Agreement, any document executed to effectuate the transfer of the Assets from Seller to Buyer or arising out the transactions described in this Agreement. In no event shall either party be liable to the other for any damages (including, without limitation, special, indirect, incidental, punitive or consequential damages) other than actual damages.

21. No-Shop.

Subject to the terms set forth herein, Seller and Buyer agree that from the time of the mutual execution of this Agreement (the "No Shop Period"), Seller will not (directly

Jan

or indirectly) agree to nor close on the sale of the Assets and the Perfect Water, Perfect Essentials, and Aquagen Business to any party other than Buyer. ~~Further, Seller and its agents and representatives shall not disclose the price nor terms of this Agreement to any persective purchaser, provided that the Seller shall be and is permitted to file any disclosures required by law or regulation as a public company~~. Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that Seller may accept "backup" purchase agreement(s) for the Business from third parties, other than Buyer. In the event that Seller receives a bona fide offer for the Business during the No Shop Period, Seller shall promptly notify Buyer. However, Seller shall not be required to disclose to Buyer, and Buyer shall not ask Seller to provide Buyer, a copy of such "backup" purchase agreement(s).

XB

22. Publicity.

All notices by Seller or Buyer to third parties and all other publicity or releases issued hereupon concerning this Agreement and the transactions contemplated hereby shall be approved by Buyer and Seller prior to release or other dissemination by Seller or Buyer.

23. Expenses.

Buyer and Seller shall pay their own costs and expenses in connection with the Agreement and transaction contemplated hereby.

24. Notices.

All notices, requests, instructions or documents hereunder shall be in writing and delivered personally, sent by nationally recognized overnight delivery service which maintains proof of service, or sent by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in the signature blocks below. Any party may change the address to which notices are to be sent to it by giving ten (10) days' written notice of such change of address to the other parties in the manner above provided for giving notice. Notices will be considered delivered on the date of actual delivery, or when delivery is first attempted. Copies of notices may also be sent by fax and by email to the email addresses provided in the signature blocks but notice sent by fax or email shall not be deemed to be valid notice.

25. Attorneys Fees and Costs.

If any legal action or any arbitration or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party or parties shall be entitled to recover its actual attorney's fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

XB

26. Complete Agreement.

This Agreement, together with the Schedules hereto and the documents to be signed and delivered at the Closing pursuant hereto contains the entire agreement of the parties with respect to the transactions contemplated hereby and may be amended, modified or supplemented only by a written instrument duly signed by the party against which such amendment, modification or supplement is sought to be enforced.

27. Severable Provisions.

The provisions of this Agreement are severable and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining provisions, and any partial unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

28. Governing Law.

This Agreement and all documents executed in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto consents to submit itself to the personal jurisdiction of any federal court located in the State of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement.

29. Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of Buyer and its successors and assigns and shall also be binding upon and shall inure to the benefit of Seller and its successors and assigns.

30. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument.

31. Headings.

The subject headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any term or provisions hereof.

32. Parties Benefited.

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement

intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action against any party to this Agreement.

33. Agreement Negotiated.

The parties hereto have been represented by counsel of their own choosing throughout this transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe that the presumptions of law relating to the interpretation of contracts against the drafter or any particular clause should be applied in this case and therefore waive its effects.

34. Authority to Execute.

The party(ies) signing on behalf of any entity hereby represent that they have the requisite authority to sign this Agreement on behalf of such entity, and that any entity conditions to make this a binding agreement upon mutual execution have been satisfied, including without limitation, any approvals or Board of Director resolutions.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written:

"Seller":

EAU TECHNOLOGIES, INC.
A Delaware Corporation

By: [signature]
Wade Bradley
Chief Executive Officer
Date: August 13th, 2007

Address and Notice Information:
EAU Technologies, Inc.
1890 Cobb International Boulevard
Suite A
Kennesaw, Georgia 30152
Email: wbradley@eau-x.com

"Buyer":

PERFECT WATER & ESSENTIALS, LLC
A Nevada Limited Liability Company

By: [signature]
Greg Mortensen
Chief Executive Officer
Date: August 8, 2007

Address and Notice Information:

PERFECT WATER & ESSENTIALS
c/o Greg Mortensen
PO Box 340
Tetonia, ID 83452
Telephone: (949) 697-5578
Fax: 949-666-7332
Email: ggibev@gmail.com

List of Schedules

Schedule A

(Products)

Consumer Products

Perfect Essential Oxygen Supplement	2 ounce 8 ounce 1 gallon * 5 gallon * 55 gallon *
Perfect Maximum Performance Oxy. Sup.	2 ounce 8 ounce 1 gallon * 5 gallon *
* Custom products for specific customers	55 gallon *
Oxytime+ or Pre-workout Sports Drink	4 ounce
Perfect Colon Cleanse	90 tablets
Hand Protectant & Sanitizer	5 ml spray pen 2-pen blister pack 2 ounce 2 oz blister pack 8 ounce
Foot Defense	2 ounce
Healthy Flying Pack	Lip Balm (3.7 ml) Facial Mist (5 ml) Hand Protectant (5 ml)
Perfect Empowered Drinking Water Bottle 12 bottle case 24 bottle case	 20 ounce

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Schedule 1(a)

(Manufacturing Equipment)

Office Equipment

Staying with Perfect

Office	Item
Deanna	L Desk, computer, chair
Randy Richardson	Small Desk, chair
John	Table, chair
Colby	Small Desk, chair, computer, 2 sm chairs
Accounting	Brian Desk, bookcase, lateral file, chairs (2), Paul desk, Paul computer, refrigerator, sm. Chair
Conference	Copier (LEASE), 10 small chairs, 4 chairs
Kathi	Bookcase, desk, computer, credenza, sm chairs (2)
Lauren	L Desk, bookcase, chair, sm chair, refrigerator, plant
Entry by Lauren	Table, chair, sm chair
Entry	3 sm chairs, sm table, desk, chair, computer
Brett	Desk, couch, credenza, printer
Claudia	Credenza, file cabinets (2), lateral file, fax, printer, L desk, 2 chairs, computer
Wayne	File cabinets (2), sm chair, L Desk, bookcase, end table, computer
Joanne	Couch, desk, credenza, computer, printer
Angel	Table, end table, chair, computer, table
Stephanie/Greg	2 Small Computer Desks, HP Printer Combo, Dell Computer, File Cabinet, Credenza, 2 Office Chairs, Small Chair
Other	Copier, file cabinet, table

Perfect Water Bottling Equipment - Norland Equipment

Feeder Table
BR5000 Bottle Rinser
BF5000-12 Bottle Filler
Conveyor Automatic 6" x 36 ft
Clearance Sensor for All Equipment
LC3000 Labeler including Wrap Belt
Cap Chute/Sorter
Cap Elevator
CT5000 Cap Tightner
Bottle Spacer
S7 Sigma Date Coder
Conveyor 6 ft x 14 ft
Conveyor 6" x 14 ft
Case Packer

Conveyor Rollers (1-3/8" Centers) 24" x 10 ft
Compressor 7.5 HP
Shrink Applicator
Heat Tunnel
Conveyor 6 ft x 15 ft
Conveyor 6 ft x 15 ft
Monitor, Ozone Dissolved
Ozone Dissolved Sensor
Monitor, Cell low flow for Ozone
Monitor, Rotometer for Ozone
BF5000 Conversion Kit to Plastic and non metallic material
AFS Model 1500-D Industrial Air Cleaner

Other Manufacturing Equipment for Perfect Water and Aquagen Products

Hood for Steam Heat Tunnel - Air Stream Mech.
Reverse Osmosis Machine for Perfect Water - Dime Water
Ozone Generators (2ea.) - Dime Water
Custom EAU Machine - EAU Technologies
1000 Gallon Tanks w/Bases (2ea.)
150 Gallon Tank w/Base
500 Gallon Tank w/Base
Boiler - Columbia Type CT 6 HP Serial# 155368
1490 Gallon Tank w/Base
Stainless Steel Sink - Large (2ea.)
Stainless Steel Sink - Small (2ea.)
5000 Gallon Tank
Soft Water Machines - Large (2ea.)
Soft Water Machines - Small (2ea.)
Hot Water Heater - 40 Gallon
Warehouse Shelving, Heavy Duty – 29 Sections 3 Levels High
Warehouse Shelving, Light Duty - 6 Sections 4 Shelves Each
Lbar/Tunnel Combo Sealer - Model 1620 Serial# 5050

Equipment in Warehouse & Warehouse Storage Area

Small Trade Show Booth
Storage Shelves for QA Processing in upstairs storage (4ea.)
Pallet Jack
Small Step Ladder
Large Ladder
Rolling Cart
Refrigerator

Server Room Equipment

Includes:
HP ProLiant Server Model# ML110 Serial# 346075-001
With Microsoft Small Business Server 2003 installed
Smart UPS Battery Backup Model# 2200 Serial# YS0431111368
15" Flat Panel Monitor, Mouse, Keyboard
Rack & Switching Equipment
250 GB Hard Drive for Backup (2ea.)
HP 4000M Procurve Switch (2ea.)
Panasonic Phone System Model# KX-TD1232 Serial# OJCIP053325
Panasonic Voice Mail System Model# KX-TVA50 Serial# 5KASC002475
Cisco PIX Firewall Router Model# 501

Equipment in Small Clean Room and Filling Room

Small Stainless Steel Sink
Stainless Steel Tables on Casters (4ea.)
Work Chairs (3ea.)
Pump/Filler for Aquagen and Hand Sanitizer
60 gallon tanks and stands (4ea.)
Pumps and Filters for Aquagen Manufacture (4ea.)
Stainless Steel Cart
Proprietary Equipment used to manufacture Aquagen

Equipment in Lab & Large Filling Room

Accumet - Dual Channel pH/Ion/Conductivity meter
Incubator - Boekel Scientific Model # 132000M
Stainless Steel Shelves (2ea.)
Refrigerator for Microbiology Samples
Bottle Capper
Stainless Steel Table

Schedule 1(d)

(Registered Trademarks)

1) AQUAGEN 78/691,484 Aug. 12, 2005
Mark Opposed by Aqua Gen AS (Norway) vs EAU generated following actions
Answers to Opposer's first set of interrogatories submitted by EAU Mar. 25, 2007.
Discovery period closes May 15, 2007
Plaintiff's testimony period opens Jul. 13, 2007
Plaintiff's testimony period closes Aug. 13, 2007
Defendant's testimony period opens Sep. 12, 2007
Defendant's testimony period closes Oct. 12, 2007
Rebuttal period opens Nov. 11, 2007
Rebuttal period closes Nov. 26, 2007

EAU's Response generated following actions
Aqua Gen's answer due Apr. 8, 2007
Discovery period closes Sep. 15, 2007
Plaintiff's testimony period opens Nov. 14, 2007
Plaintiff's testimony period closes Dec. 14, 2007
Defendant's testimony period Jan. 12, 2008
Defendant's testimony period closes Feb. 12, 2008
Rebuttal period opens Mar. 13, 2008
Class 5 – All-purpose surface disinfectants; antibacterial skin sanitizer preparations

2) AQUAGEN EMPOWERED 78/755,667 Nov. 16, 2005
Action on application is suspended pending disposition of opposition to 1 above
Class 3 – Oxygenated facial mist
Class 5 – All-purpose surface disinfectants; antibacterial skin sanitizer preparations; dietary supplements, namely oxygen stabilizing supplements for human consumption
Class 32 – Drinking water, non-alcoholic sports energy drinks

3) PERFECT OXYGEN THERAPY 78/691,487 Aug. 12, 2005
Statement of Use due Aug. 8, 2007
Class 3 – Oxygenated facial mist
Class 5 – All-purpose surface disinfectants; antibacterial skin sanitizer preparations; Dietary supplements, namely oxygen stabilizing supplements for human consumption; Dietary food supplement in tablet form for cleansing of the colon
Class 32 – Drinking water, unflavored and flavored, non-alcoholic sports energy drinks

4) PERFECT OXYGENATED ESSENTIALS 78/755,672 Nov. 16, 2005
Application will be published for opposition on Mar. 27, 2007.
Class 3 – Oxygenated facial mist
Class 5 – All-purpose surface disinfectants; antibacterial skin sanitizer preparations; Dietary supplements, namely Oxygen stabilizing supplements for human consumption; Dietary food supplement in tablet form for cleansing of the colon

Class 32 – Drinking water, non-alcoholic sports energy drinks

5) PERFECT EMPOWERED DRINKING WATER 78/691,462 Aug. 12, 2005
Statement of Use due Aug.8, 2007
Class 32 – Drinking water, unflavored and flavored

6) PERFECT WATER 78/755,669 Nov. 16, 2005
Response to Office Action due Aug. 27, 2007
Class 32 – Bottled water, namely, reverse ionized cleansed water sold primarily through health food and grocery outlets to retail consumers seeking premium bottled drinking water

Schedule 1(l)

(Excluded Assets)

(a) The corporate records of the Perfect Essentials Division.

(b) All insurance policies and claims thereunder of Seller. including.

(c) All claims for and rights to receive tax refunds, all tax returns relating to the Perfect Essentials Division.

(d) All of Seller's rights under or pursuant to this Agreement and the other agreements contemplated hereby.

(e) All cash, cash equivalents and accounts receivables.

(f) The following assets located in the Seller's office in Lindon, Utah:

Office	Item
	All - Sofa, desk, credenza, lateral file, bookcase, chairs (4), round table, swivel chair, Dell Computer & HP printer, picture, tree, rack, display
Rand Waters	chair, 2 trees, picture
Reception Area	Sofa, chair, table, tree
John's	Sofa, bookcase
Randy Richardson	Computer
Accounting Office	Computer (Brian), File Cabinets, 2 Laptops, Projector
Lauren's	Computer peripherals, file cabinet, refrigerator

Personal Consumer items (personal items, not included in inventory)
Joanne – refrigerator
Brett - Computer
Greg - Computer
Entry - coffee table, paintings, tree
Decorations in consumer offices

Schedule 5(A)

(Seller's Production and Administration Costs)

PROPRIETARY COMPONENT LIST

Hardware Item	Hardware Item
Pressure Relief Valves	Main circuit board, relay bd.
Flow Solenoids	Polarity Reversing Relays
Flow Meters	NaCl Tank
PVC CELL Frames	NaCl low level SW
CELL Membrane	Surge Tank High SW
CELL Electrodes	Surge Tank Low SW
CELL Frames	Misc. Electrical
Pressure Buffer Pump	Misc Piping
Pressure Buffer tank	Hour Meter
Blend Pump(s)	DC amp sensor
ORP Transmitter	Panel Display
ORP Probe	Misc Instrumentation
pH Transmitter	Cabinet
pH Probe	Cabinet graphics
Reversing Valve	miscellaneous fittings
Dump Valve	Wire
NaCl Pump	240/110 VAC transformer
DC Power Supplies	Process Controller
Power Conversion Units	Skid Rack

Tasks – Hours	Tasks – Hours
Process Programming	Manufacturing
Inventory Control	Equipment Test
Shipping & Receiving	Engineering / Configuration

General & Admin Overhead
Not to Exceed 30% of Total
Hard Costs

On site costs are NOT included in this pricing schedule

Schedule 7

Allocation of Consideration

Seller and Buyer hereby agree to the allocation of the consideration as set forth in this Schedule 7. Capitalized terms not defined herein shall have the meanings given them in the Agreement.

I. **Asset Purchase Price.**

The Asset Purchase Price (including any assumed liabilities that are treated as consideration for federal income tax purposes), as adjusted pursuant to the terms of the Agreement, plus other relevant items (the "Consideration"), will be allocated among the Assets and the Seller non-compete covenant set forth in Section 14 of the Agreement ("Seller Non-Compete Covenant"), as follows (for purposes of this Schedule 7, the terms Class I asset, Class II asset, Class III asset, Class IV asset, Class V asset, Class VI asset and Class VII asset will have the meanings given them in Treasury Regulation § 1.338-6(b)):

1. First, the Consideration will be allocated among the Class IV assets (*i.e.*, inventory) based on the value of such assets as of the Closing Date. The parties agree that the aggregate value of the Class V assets as of the Closing Date is $400,000.

2. Second, the Consideration remaining after the allocation in 1. above will be allocated among the Class V assets (*i.e.*, all assets other than Class I, II, III, IV, VI and VII assets) based on their respective values as of the Closing Date. The parties agree that the aggregate value of the Class V assets as of the Closing Date is $1,000,000.

3. Third, the Consideration remaining after the allocation in 1., and 2. above will be allocated to Class VI assets (*i.e.*, all Section 197 intangibles, as defined in Section 197 of the Code, except goodwill and going concern value) as follows:

Seller Non-Compete Covenant	$500,000

4. Fourth, the Consideration remaining after the allocation in 1., 2., and 3. above, if any, will be allocated to Class VII assets (*i.e.*, goodwill and going concern value).

II. **Purchase and Technology License Agreement.**

For the avoidance of doubt, the amount paid pursuant to Section 4(b) of the Agreement (i.e., $500,000) will be treated as paid for the rights and obligations of the parties pursuant to the Purchase and Technology License Agreement.

III. **Electrolyzed Reduced Water Processing Systems.**

For the avoidance of doubt, the amounts paid pursuant to Section 5 of the Agreement will be treated as paid for the assets acquired and the rights obtained pursuant to Section 5 of the Agreement.

<u>Schedule 11.B(f)</u>

(Copy of Buyer's Comfort Letter)

2104864v8

NP (Need copy)

Exhibit 2(a)

PURCHASE AND LICENSE AGREEMENT

This Purchase and License Agreement (the "Agreement") is made as of this ___ day of _______, 2007 (the "Effective Date"), by and between EAU Technologies, Inc., a Delaware corporation ("EAU") and Perfect Water & Essentials, a Nevada limited liability company ("PWE").

WHEREAS, EAU (a) owns certain proprietary designs, processes, methods, formulae, know-how, trade secrets, copyrights, technology, software and other intellectual property related to electrolyzing and reducing water, and (b) designs, manufactures, assembles, installs and operates water processing systems that produce electrolyzed and reduced water;

WHEREAS, within a division of EAU known as the Perfect Essentials Division, EAU produces, bottles, and sells (a) water for human consumption, which water combines electrolyzed and reduced water with certain additional ingredients, such as minerals and flavoring, and which is sold under variations of the brand name "Perfect", (b) a nutritional supplement known as "Aquagen", and (c) certain other personal care products;

WHEREAS, on _____________, 2007, EAU and PWE entered into that certain Agreement for Purchase and Sale of Assets (the "Asset Purchase Agreement") pursuant to which PWE agreed to acquire, and EAU agreed to sell, certain assets of EAU utilized by EAU in its Perfect Essential Division;

WHEREAS, EAU retained all right, title, and interest in and to the intellectual property related (a) to EAU's proprietary electrolyzing and reducing water; (b) designing, manufacturing, installing, and operating water processing systems that produce such water using EAU's proprietary processes and/or technologies; and (c) the propriety EAU designed equipment used to produce such water, including, without limitation, all proprietary designs, processes, methods, formulae, know-how, trade secrets, copyrights, technology, software and similar rights related thereto.

WHEREAS, pursuant to Section 2 and 5 of the Asset Purchase Agreement, EAU agreed to license to PWE such intellectual property for use solely in connection with the manufacture of drinking water for human consumption in the consumer market;

WHEREAS, the parties desire to further define and set forth the terms and conditions upon which PWE would purchase from EAU, and EAU would sell to PWE, from time to time, additional equipment to produce electrolyzed and reduced water ;

WHEREAS, simultaneously herewith, the parties are entering into a Maintenance Agreement (the "Maintenance Agreement") pursuant to which EAU shall perform certain maintenance and support services ("Support Services") in respect of such equipment;

NOW THEREFORE, in consideration of the premises set forth above, the covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. **Definitions**. The following capitalized terms shall have the meanings set forth below when used in this Agreement.

"Actual Hard Money Out of Pocket Cost" shall mean the production and administration costs as detailed and more specifically listed on Exhibit A attached hereto.

"Documentation" means any documentation, user manuals, operating procedures, or similar items provided by EAU in support of the use of the ER System Equipment, whether in hard copy or electronically.

"ER System Equipment" means (a) the electrolysis equipment sold by EAU to PWE pursuant to the Asset Purchase Agreement or purchased by PWE hereunder, and (b) water processing systems, and components thereof, which are sold by EAU to PWE pursuant to this Agreement or which are provided by EAU to PWE pursuant to the Maintenance Agreement.

"ER Technology" means all intellectual property of EAU, to the extent legally owned by and protected by EAU including without limitation, designs, processes, methods, formulae, know-how, trade secrets, copyrights, technology, software and other intellectual property related to (a) the production of ER Water, (b) designing, manufacturing, installing, and operating water processing systems that produce ER Water, and (c) related to intellectual property rights of the ER System Equipment and all components thereof, including related Software.

"ER Water" means electrolyzed and reduced water meeting the description and specifications indicated on Exhibit B attached hereto, as such description and specifications may be amended by EAU from time to time.

"ER Water System" means a water processing system that is designed to produce ER Water and that utilizes the ER Technology.

"Maintenance Year" means (a) with respect to the ER Water System sold by EAU to PWE pursuant to the Asset Purchase Agreement, the 12 month period following the Closing relating to said purchase, , and (b) with respect to ER Water Systems sold by EAU to PWE pursuant to this Agreement, the 12 month period following the completion of the installation of the respective ER Water System.

"Services" mean the activities to be undertaken by EAU pursuant to a Statement of Work in connection with a purchase of ER System Equipment, including, but not limited to, site evaluation, programming, engineering, configuration, testing, maintenance, installation, implementation, consulting, and training.

"Software" means computer programs in object code form or firmware which is owned or licensed by EAU and is embedded in the ER System Equipment or otherwise required to be installed for the ER System Equipment to function properly, whether provided under this Agreement or the Maintenance Agreement.

"Statement of Work" means a document prepared and executed by EAU and PWE, describing the deliverables, estimated timelines, assumptions, responsibilities, and other relevant terms specific to a project.

2. **Right of PWE to Purchase New ER System Equipment.** In addition to the ER Water System purchased as part of the Asset Purchase Agreement, from time to time during the term of this Agreement, PWE may notify EAU that it desires to purchase additional ER System Equipment and Services from EAU (the "New Project Notice"). The New Project Notice shall reference this Agreement and specify the proposed new project, including the installation location, requested completion dates, identification of any Services being ordered, requested commencement date for the new ER Water System to be installed online, and working, and initiation of Services, and any other special instructions related to the proposed project. Upon receipt of the New Project Notice, EAU shall work in good faith with PWE to complete a Statement of Work related to the proposed new project that is mutually acceptable to both parties. All Statements of Work will be governed by and cannot alter the terms and conditions of this Agreement without the written consent of EAU and PWE. To the extent that any Statement of Work conflicts with this Agreement and is executed by both parties, the terms of such Statement of Work shall govern with respect to, but only with respect to, the project described therein (and not with respect to any other Statement of Work). EAU shall supply the ER System Equipment and Services in accordance with the terms and conditions set forth in this Agreement and the related Statement of Work.

3. **Changes to Orders.** The parties may, by mutual agreement, make subsequent changes to a Statement of Work ("Change"). The party asking for a Change shall describe in writing the details of the requested Change ("Change Statement of Work Request"). The other party shall use commercially reasonable efforts to comply with the Change Statement of Work Request. EAU shall provide in writing to PWE a summary of any and all adjustments to the charges, schedule, and other changes resulting from the Change Statement of Work Request. In no event shall any Change be effective or acted upon in any way until such time as an authorized representative of each party has agreed in writing to the terms of the Change Statement of Work Request and to the adjustments to the charges and schedule.

4. **Licensed Use of ER Technology and Software.**

(a) License Grants. EAU grants PWE a perpetual, worldwide, non-exclusive, non-transferable (except for the limited transfers permitted hereunder) license to (a) use the ER Technology solely in connection with the operation of the ER System Equipment and solely in connection with the manufacture of drinking water for human consumption in the consumer market (the "Field"), (b) use the Software solely in connection with the operation of the ER System Equipment, and (c) use the associated Documentation solely in connection with the use of the ER Technology and Software as permitted by this Agreement (collectively, the "Licensed Use"). PWE may make one copy of the Documentation for each facility in which the ER System Equipment is located, which copy shall be used solely for archival or back-up purposes. PWE acknowledges and agrees that the ER Technology, ER System Equipment, and Documentation shall be used by PWE solely in the Field and may not be used for any other purpose or application.

(b) Sublicenses. PWE may sublicense to third parties ("Sublicensee") its rights to purchase and use EAU ER Water Systems granted hereunder, provided that (i) such third party is not in the primary business of producing electrolyzed reduced water systems and not a competitor of EAU and is otherwise reputable in EAU's reasonable discretion, and (ii) each such third parties execute a written agreement being bound by the applicable terms of this Agreement, the Maintenance Agreement, and the Asset Purchase Agreement. The Maintenance Agreement shall also apply to such Sublicensees. However, in the event that such Sublicensees are not located within the United States, PWE shall be responsible for any incremental increase in cost of providing the maintenance of an ER Water System at such Sublicensee's locations outside of the United States over what the cost would be for those same maintenance parts and services within the United States. In the event that the cost of such maintenance is less than EAU would be responsible for in the United States, PWE shall not have any interest in or right to such savings. The parties acknowledge that all such Sublicensees may utilize the ER Water System, ER System Equipment or ER Technology solely for the manufacture of drinking water for human consumption. The form of such sublicense agreement shall contain terms and conditions similar to those contained herein and in the Asset Purchase Agreement and must not be any less protective to EAU than the protections set forth in this Agreement and in the Asset Purchase Agreement. Prior to execution, each such sublicense agreement must be submitted to EAU for review and approval with the appropriate and completed New Project Notice. Such approval will not be unreasonably withheld by EAU. The parties hereto acknowledge and agree that all payments due to EAU under any such sublicense agreement shall be paid by PWE (i.e., no such Sublicensee shall make any direct payments to EAU).

(c) Contractors. PWE's license and rights to purchase and use ER Water Systems hereunder shall extend to third party contractors contracted by PWE to pack, label, bottle or otherwise produce drinking water for human consumption in the consumer market for PWE utilizing the ER Water Systems (a "Contractor") provided such Contractor does not manufacture ER Water Systems and a competitor of EAU and is otherwise reputable in EAU's reasonable discretion. The Contractor must execute a written agreement being bound by the applicable terms of this Agreement, the Maintenance Agreement and the Asset Purchase Agreement and provide reasonable assurances and procedures to insure that the Contractor shall be under the same restrictions as PWE, including but not limited to obligations of confidentiality and non-disclosure of EAU's proprietary technology and processes and obligations to use the ER System Equipment or ER Technology solely to produce or manufacture consumer drinking water for human consumption in the consumer market for PWE and for no other purpose (whether for its own use or for other customers or clients of Contractor, or otherwise. Each such ER Water System proposed for installation, if applicable, must be submitted to EAU for review and prior approval with the appropriate and completed New Project Notice. Such approval will not be unreasonably withheld by EAU. The parties hereto acknowledge and agree that all payments due to EAU under any such agreement with a Contractor shall be paid by PWE (i.e., no such Contractor shall make any direct payments to EAU).

(d) Permissible Transfers. PWE and its successors shall be permitted to transfer its ownership of assets or transfer membership interests to partners, co-venturers, successors or affiliate entities, without violation of this Agreement, provided that such partners, co-venturers, successors or affiliates are (i) not in the business of producing electrolyzed reduced water systems, (ii) not a competitor of EAU, (iii) is otherwise reputable in EAU's reasonable discretion and (iv) executes a written agreement being bound by the applicable terms of this Agreement, the Maintenance Agreement

and the Asset Purchase Agreement. In the event that PWE desires to sell a portion of its assets, including selling or licensing of territories for the production of its products which utilize the ER Water System, PWE shall be permitted to sell such assets, without violation of this Agreement, provided that such successor or affiliate is (i) not in the business of producing electrolyzed reduced water systems, (ii) not a competitor of EAU, (iii) is otherwise reputable in EAU's reasonable discretion and (iv) executes a written agreement (subject to EAU's approval) being bound by the applicable terms of this Agreement and the Asset Purchase Agreement. If applicable, any New Project Notices must be submitted to EAU for review and approval. Such approval will not be unreasonably withheld by EAU.

(e) Injunctive Relief. PWE acknowledges and agrees that in the event it or its sublicensees violates the scope of the Licensed Use, EAU would suffer irreparable harm for which monetary damages would be insufficient, and PWE agrees that in the event of any such violation, EAU shall have the right to seek equitable or injunctive relief, including specific performance, in addition to any other right it may have at law or in equity.

5. **Ownership.** PWE acknowledges and agrees that EAU retains all right, title and interest in and to the ER Technology, the Software and the Documentation, including all related designs, processes, methods, formulae, engineering details, know-how, trade secrets, copyrights, technology, software and other intellectual property, and copies thereof, in all media, together with any updates, upgrades, modifications, and derivative works thereof, whether made by EAU or any third party, including, without limitation, PWE. EAU reserves all proprietary rights in and to (i) all methodologies, designs, engineering details, and other data developed by EAU or is subcontractors and pertaining to ER Water Systems, the ER System Equipment, the Services, or the Support Services, (ii) all original works, computer programs, and updates developed by EAU or its subcontractors in the course of providing the Services or Support Services, (iii) discoveries, inventions, patents, know-how and techniques developed by EAU or its subcontractors related to ER Water Systems, the ER System Equipment or in connection with the provision of the Services or the Support Services, and (iv) any and all software, hardware technology and proprietary processes, equipment technology and proprietary processes, parts technology and proprietary processes or other proprietary technology and proprietary items developed by EAU or its subcontractors in connection with the provision of the Services or the Support Services. When terms such as "purchase," "sold," "sell," or words of similar import are used with respect to the ER Technology, the Software, or the Documentation, whether such use is in this Agreement, the Asset Purchase Agreement, the Maintenance Agreement or any other agreement between the parties, such terms shall mean merely the sale of a license upon the terms set forth herein. To the extent PWE, from time to time during the term of this Agreement, contributes ideas, innovations, suggestions, designs, inventions, improvements, or similar items related to ER Water Systems, the ER Technology, the ER System Equipment, the Software, or the Documentation, including related alterations, modifications, accessories, supplements, or derivative works (collectively, "Works"), EAU shall own all right, title, and interest in and to such Works, and to the extent PWE has any right to such Works, PWE hereby assigns, and agrees to assign, such Works to PWE. All rights in the ER Water Systems, the ER Technology, the Software, or the Documentation not expressly granted to PWE by EAU pursuant to this Agreement are reserved to EAU.

6. **License Restrictions.** Except as expressly authorized in accordance with the Licensed Use and/or as allowed in this Agreement, PWE shall not (a) use, copy, adapt, translate, publish, display, sublicense, rent, lease, lend, transfer or distribute the ER System Equipment, the ER

Technology, the Software, or the Documentation; (b) alter, improve, enhance, revise, modify or make any other derivative works of the ER System Equipment, the ER Technology, the Software, the Documentation, or any copy or part thereof; and/or (c) merge, link, compile or combine the ER Technology, ER System Equipment, Software, the Documentation, or any part thereof, or any copy thereof, with any other equipment, software or other item(s). PWE shall not reverse assemble, reverse compile, reverse engineer or otherwise translate or decode the Software or any part thereof. PWE shall not destroy, remove or otherwise alter any copyright, confidentiality or other proprietary right notice(s) on any ER System Equipment, Software or Documentation, or any part or copy thereof, or any electronic or hard copy of any document containing ER Technology, and agrees to reproduce any such notice(s) on any copies that it makes pursuant to this Agreement. PWE acknowledges that the ER Technology, Software and Documentation are and/or contain trade secrets and agrees to treat the same as Confidential Information as set forth in Section 11 hereof. EAU reserves the right to access and audit at its sole cost and expense by remote polling or other reasonable means the performance, usage and production levels of the ER System Equipment. PWE shall have the right to relocate the purchased ER Water Systems, including relocating its plant and changing Contractors from time to time, provided, however, that PWE shall provide reasonable advance notice to EAU of the new location of the ER Water System. Each such proposed relocation of an ER Water System must be submitted to EAU for review and approval with the appropriate and completed New Project Notice, Maintenance Agreement and applicable License Agreement. Such approval will not be unreasonably withheld by EAU. EAU shall assist with any specialized moving / re-setup services needed and requested by PWE, provided that PWE shall pay for the actual costs thereof charged by EAU for such moving/re-setup services.

7. **Charges and Payment.**

(a) Prices for New ER System Equipment and Services. The price ("Purchase Price") for any additional ER System Equipment to be purchased by PWE pursuant to Section 2 of this Agreement shall be equal to (i) EAU's Actual Hard Money Out of Pocket Cost at the time of the Statement of Work plus (ii) 40% of such Actual Hard Money Out of Pocket Cost. (The price for the ER System Equipment to be purchased pursuant to the Asset Purchase Agreement is set forth in the Asset Purchase Agreement.) Services will be provided by EAU at its lowest preferred client hourly rates (the "Services Rates") in effect at the time the Services are performed. The Purchase Price and Services Rate shall be calculated in accordance with this subsection (a) and shall be set forth in each Statement of Work. EAU will invoice PWE for the Purchase Price and Services in accordance with the terms of the Statement of Work, provided if the Statement of Work fails to specify when invoices may be issued, EAU will invoice PWE (i) for the price of the ER System Equipment (A) 50% upon mutual execution of the Statement of Work and (B) 50% upon installation of the ER System Equipment by EAU, and (ii) for the price of the Services, 100% upon completion of the Services.

(b) License and Maintenance Fee. For a period of 10 years from the Effective Date ("Initial Period"), in consideration of the license granted pursuant to this Agreement and for the maintenance services to be performed by EAU for PWE pursuant to the Maintenance Agreement, PWE shall pay to EAU a fee (the "License and Maintenance Fee") equal to one cent ($0.01) per 20 ounces of water produced, directly or indirectly, using the ER System Equipment sold, and/or the ER Technology licensed, under this Agreement or sublicensed by PWE, whether the ER Water System is used and water is produced directly by PWE or whether the ER Water System is used under a sublicense or is

installed at a Contractor for PWE. If the size of the container is changed from 20 ounces, the License and Maintenance Fee shall be recalculated proportionally based on the size of the container. For example, if PWE increases the bottle size from 20 ounces to 40 ounces, the License and Maintenance Fee shall be two cents ($0.02) per 40 ounce bottle. The License and Maintenance Fees shall be due within 60 days after the end of each calendar month. PWE shall send to EAU a report each month, which sets forth the amount of water produced using the ER Water System during the prior month for which a License and Maintenance Fee is due hereunder, the ER Water System that produced such water, the related size of the bottle or other container, and a calculation of the amount of the License and Maintenance Fee due hereunder, together with a check for such License and Maintenance Fee. Notwithstanding the foregoing, to the extent that the License and Maintenance Fees generated with respect to an ER Water System of PWE (or its Sublicensees or Contractors) during a Maintenance Year are less than the then current Minimum Annual Fee per System specified below, PWE shall pay to EAU, within 30 days following the end of such Maintenance Year, an amount equal to the then current Minimum Annual Fee Per System for that respective ER Water System less the actual License and Maintenance Fees paid in respect of such ER Water System for such Maintenance Year. The minimum annual fee for each ER Water System ("Minimum Annual Fee Per System") shall be $20,000 per Maintenance Year (pro-rated for any partial year), provided the Minimum Annual Fee Per System for a respective ER Water System shall be subject to increase annually after the expiration of the second Maintenance Year of such ER Water System if the actual maintenance cost for replacement parts and services incurred by EAU (without any allocation of overhead and mark-up) during such Maintenance Year for that respective ER Water System are greater than the previous Minimum Annual Fee Per System for that ER Water System. The amount of the increase in the Minimum Annual Fee Per System shall be equal to the amount of the increase in the maintenance and service costs for such ER Water System. See an example of the calculation of the Minimum Annual Fee Per System attached as Exhibit C.

Notwithstanding the foregoing, for each 10 year period following the Initial Period, the License and Maintenance Fee shall be equal to the sum of the current License and Maintenance Fee in effect at the end of such applicable 10 year period PLUS the greater of (i) 50% multiplied by the current License and Maintenance Fee in effect at the end of such applicable 10 year period or (ii) the overall change during the prior 10 year period set forth in the Standard Consumer Price Index in effect at the end of such applicable 10 year period for bottled drinking water for human consumption in consumer market.

(c) Payment Terms. All payments shall be made in U.S. dollars. All amounts invoiced by EAU to PWE under this Agreement) will be paid by PWE within 30 calendar days following date of the invoice unless the time for payment is otherwise specified in this Agreement. The on-going License and Maintenance Fee is in addition to the initial license fee of $500,000 paid as a part of the Asset Purchase Agreement.

(d) Failure to Make Payment. In the event that PWE fails to make any of the payments set forth above within ten calendar days of the date due (and excluding failures to pay amounts disputed in good faith), in addition to and without waiving all of its other rights and remedies set forth in this Agreement, EAU reserves the right to (i) suspend delivery of any ER System Equipment, (ii) suspend performance of any Services until such time as such all payment defaults have been cured, and (iii) suspend performance under the Maintenance Agreement. All payments not paid when due shall accrue interest at the rate of 1 and ½ % per month or the applicable legal rate, if lower, until paid in full.

(e) Title and Risk of Loss. Title and risk of loss for ER System Equipment (excluding the ER Technology and Software, with respect to which EAU retains all right, title, and interest) shall pass from EAU to PWE upon delivery and installation at the designated location in the Statement of Work. Until receipt of the applicable amounts due from PWE hereunder for the purchase and installation of the relevant ER System Equipment as set forth in the Statement of Work, PWE grants to EAU a continuing purchase money security interest in the ER System Equipment sold and/or licensed under this Agreement and agrees to support EAU in the perfection of such interest. In the event the purchase price designated in the Statement of Work has not been paid, PWE authorizes EAU to file financing or continuation statements, including amendments thereto, relating to the ER System Equipment purchased by PWE without the signature of PWE where permitted by law.

(f) Taxes. The prices set forth in this Agreement are exclusive of sales, use, property, or other taxes, duties, levies, import or export fees, or similar costs (collectively, "Taxes"), and PWE shall pay all such Taxes, excluding those based on EAU's net income.

(g) Audit Rights. For so long as License and Maintenance Fees are due hereunder and for a period of three years thereafter (the "Record Term"), PWE shall keep all usual and proper records and books of account and all usual and proper entries therein relating to the sale of water produced by PWE using the ER System Equipment and/or the ER Technology. Such records shall be adequate to determine earned License and Maintenance Fees. From time to time during the Record Term, EAU may cause an audit to be made, at its expense, of the applicable books and records of PWE which relate to the production of ER water using EAU's technology by PWE in order to verify payments made hereunder. Any such audit shall be conducted during regular business hours in such a manner as to not unreasonably interfere with PWE's business operations. EAU shall provide PWE with reasonable notice prior to causing any such audit to be conducted. In the event an audit reveals that PWE underpaid fees due hereunder, PWE shall promptly pay to EAU the amount of the underpayment. If the amount of the underpayment is more than 5% of the amount due, PWE shall reimburse EAU for all costs and expenses incurred by it in connection with the audit. EAU shall keep all usual and proper records and books of account and all usual and proper entries therein relating to its Actual Hard Out of Pocket Costs of production and installation of each ER Water System purchased or provided by PWE hereunder. PWE may cause an audit to be made, at its expense, of the applicable books and records of the EAU which relate to the manufacture and installation of each ER Water System purchased by PWE, or in the case of non-U.S. maintenance, any excess costs paid by PWE, in order to verify the accuracy of the costs and/or charges. Any such audit shall be conducted during regular business hours in such a manner as to not unreasonably interfere with EAU's business operations. PWE shall provide EAU with reasonable notice prior to causing any such audit to be conducted. In the event an audit reveals that PWE overpaid EAU, EAU shall promptly pay to PWE the amount of such overpayment. If the amount of the overpayment is more than 5% of the total paid by PWE, EAU shall reimburse PWE for all costs and expenses incurred by it in connection with the audit.

8. Warranty.

(a) ER Water System. EAU warrants to PWE that, for a period of 10 years (from the Date of the Closing in the case of the ER Water System purchased as part of the Asset Purchase Agreement, and from the date of installation in the case of additional ER Water Systems purchased hereunder), (i)

the ER Water System purchased by PWE pursuant to the Asset Purchase Agreement shall produce the quantity and quality of ER Water indicated on Exhibit D attached hereto when used and operated in accordance with EAU's standard operating procedures and utilizing only substances and ingredients within the parameters specified on Exhibit D, and (ii) each new ER Water System purchased pursuant to Section 2 of this Agreement shall produce the quantity and quality of ER Water indicated in the related Statement of Work when used and operated in accordance with EAU's standard operating procedures and utilizing only substances and ingredients within the parameters specified in the related Statement of Work. If the ER Water System does not function as warranted during the warranty period, PWE must notify EAU in writing, which writing must contain a reasonable description of the ER Water System that is not functioning properly and the manner in which the ER Water System fails to meet the warranty. EAU will use reasonable efforts to repair the ER Water System so that it meets this warranty. This warranty shall be void (until payment is cured) in the event PWE fails to pay the License and Maintenance Fee due for the respective ER Water System.

(b) Services. Services and Support Services will be performed in a professional and workmanlike manner. If Services or Support Services are not performed as warranted and EAU is notified in writing by PWE within 30 days of the performance of such Services or Support Services, EAU will re-perform the non-conforming Services.

(c) Useful Life Period. The parties understand that notwithstanding the on-going maintenance obligations of EAU under the Maintenance Agreement for which it is being paid and compensated by the on-going License and Maintenance Fee, changes in technology and obsolesce may be more cost efficient if a specific ER Water System is replaced. Accordingly, EAU may elect at any time to replace or update, at its sole cost and expense, any ER Water System purchased by PWE, provided that the replacement or upgraded system shall be capable of producing the same or better quantity and quality of water as the original ER Water System purchased by PWE. In the event EAU elects to upgrade or replace a particular ER Water System, EAU shall provide PWE with written notice. PWE may, at its option, elect to purchase further upgrades and or an increase in production capacity over its original system. In that event, PWE shall pay for the incremental increase in cost of the upgraded system it desires, to be set forth in an incremental upgrade New Project Notice and subsequent Statement of Work.

(d) Limitations. EAU shall not be responsible for damage resulting from misuse, alteration or modification of the ER Water System by parties other than EAU or its agents (including tampering with the serial number), failure to maintain proper physical or operating environment, failure to follow EAU's then current standard operating procedures or regular maintenance and logging procedures, use of unauthorized parts or components, unauthorized installation or other alterations , accident or damage which is not related to normal operation of the ER Water System, or as otherwise set forth on Exhibit D and/or described as a limitation in the Maintenance Agreement. No warranty is provided for (i) failures caused by non-EAU equipment; (ii) failures caused by lightning, power surges, flooding, fire, or other acts of God; (iii) performance failures resulting from the performance of services, including installation, not performed or authorized by EAU; or (iv) failure resulting from use other than the use expressly permitted herein. Software is not warranted to operate uninterrupted or error free. A copy of EAU's current standard operating procedures is attached on Exhibit D.

Section 8 and Exhibit D of

Section 7 of(c) Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE MAINTENANCE AGREEMENT, EAU MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, WITH RESPECT TO THE ER WATER SYSTEMS, ER TECHNOLOGY, SOFTWARE, DOCUMENTATION, ER SYSTEM EQUIPMENT, THE RESULTS OF USE THEREOF, THE SERVICES, OR THE SUPPORT SERVICES, OR OTHERWISE UNDER THIS AGREEMENT. THIS AGREEMENT AND THE MAINTENANCE AGREEMENT SET FORTH PWE'S SOLE REMEDIES, AND EAU'S SOLE OBLIGATIONS, FOR A BREACH OF WARRANTY.

9. **Limitation on Liability**. EAU'S LIABILITY FOR EACH SPECIFIC ER WATER SYSTEM PURCHASED BY PWE SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES INCURRED BY PWE AND SHALL NOT EXCEED IN ANY CASE THE AMOUNT ACTUALLY PAID TO EAU BY PWE WITH RESPECT TO THE EQUIPMENT OR SERVICE GIVING RISE TO SUCH LIABILITY. IN NO EVENT SHALL EAU BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES, IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES, USE, DATA OR BUSINESS VALUE, EVEN IF EAU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. **Implementation and Installation Services**. PWE agrees to provide reasonably sufficient, free and safe access to PWE's facilities, data information and personnel and a suitable physical environment meeting EAU' specified requirements to permit the timely delivery and installation of ER System Equipment and/or performance of Services. EAU will perform its responsibilities in accordance with the Statement of Work. EAU may subcontract any portion or all of the Services to subcontractors selected by EAU provided that EAU will remain fully responsible for the performance of such Services, its obligations hereunder, and the actions or omissions of its subcontractors. EAU will successfully complete its standard installation and commissioning procedures such that the ER Water System is functional as defined in the Statement of Work before it considers ER System Equipment installed. EAU may make alterations to any ER System Equipment and Service as necessary to comply with specifications, changed safety standards or governmental regulations, to make ER System Equipment non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve the ER System Equipment or Service. Subject to the warranties and conditions of this Agreement and the obligations of EAU pursuant to the Maintenance Agreement, PWE is responsible for (i) the results obtained from the use of ER System Equipment and Services; and (ii) if applicable, integration and interconnection with and configuration of the ER System Equipment with systems or equipment not supplied by EAU. EAU shall have no liability for failures resulting from or attributable to PWE provided designs, specifications or product configuration requirements. In the event that there are any delays caused by PWE in EAU fulfilling its responsibilities as stated in this Agreement or the Statement of Work, or there are errors or inaccuracies in the information provided by the project team of PWE as identified in the relevant Statement of Work, EAU will be entitled to reasonable schedule and pricing adjustments including storage fees.

11. **Confidential Information.**

(a) Definition. Confidential information ("Information") means (i) the ER Technology, (ii) the Software, (iii) the Documentation, (iv) the terms of this Agreement, (v) formulae, processes, and proprietary technology related to Aquagen, (vi) formulae, processes, and proprietary processes related to Perfect Empowered Drinking Water or other products produced by PWE using the ER Water Technology, and (vii) all other confidential or proprietary information disclosed by either party to other party by virtue of this Agreement. A party that discloses such Information will be the "Discloser" with respect to such Information, and a party receiving such Information will be the "Recipient" with respect to such Information.

(b) Confidentiality and Use Restrictions. Except as permitted herein, Recipient will not disclose, disseminate, publish or use (except as permitted by this Agreement), and will protect against the disclosure, dissemination, publication or unauthorized use of, Information using the same care and discretion as it uses with its own similar information, but not less than reasonable care. Recipient may disclose Information only to (i) those of its employees, independent contractors and subcontractors, legal counsel, accountants, advisors, and agents who have a need to know for the purposes of carrying out this Agreement; and (ii) any other party with the Discloser's prior written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.

(c) Legal Requirement to Disclose. Recipient may disclose Information to the extent required by law or court order or to enforce its rights under this Agreement. However, Recipient, if requested by Discloser, must give Discloser prompt notice and make a reasonable effort, at Discloser's sole cost, to limit the scope of such disclosure and/or to obtain a protective order.

(d) Exceptions. No obligation of confidentiality applies to any Information that Recipient (i) already rightfully possesses without obligation of confidentiality (and obtained from a source other than the Discloser); (ii) develops independently without reference to the Information as evidenced by its written records or reasonable proof satisfactory to a Court having jurisdiction over such matter; or (iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of any obligation of confidentiality.

(e) Press Releases, Etc. The release of any advertising or other publicity relating to this Agreement requires the prior approval of both parties.

(f) Remedies. If the Recipient shall breach or threaten to breach any of the provisions of this Section 11, the Discloser, in addition to any other remedies it may have at law or in equity, shall be entitled to a restraining order, injunction, or other similar remedy in order to specifically enforce the provisions of this Section 11.

(g) Survival. The provisions of this Section 11 shall survive termination or expiration of this Agreement for a period of five years; provided, with respect to Information that constitutes a trade secret under applicable law, this Section 11 shall survive for the longer of (i) five years, or (ii) so long as such Information remains a trade secret under applicable law, excluding failure to qualify as a trade secret as a result of any breach of this Agreement.

12. Indemnification.

(a) Indemnification by EAU. If a third party claims that the use of the ER System Equipment or Software as permitted by this Agreement infringes that party's patent, copyright, trade secret, or other intellectual property right, EAU will indemnify and defend PWE, its officers, directors, employees, subcontractors, vendors, Sublicensees, agents and affiliates ("PWE Indemnified Parties") against all costs and damages that a court finally awards or are agreed to in settlement of that claim by EAU, provided the PWE Indemnified Party must (i) promptly notify EAU of such claim, (ii) allow EAU to actively participate in the defense and any related settlement negotiations (or to control the defense if EAU provides adequate financial assurances in the PWE Indemnified Parties reasonable judgment of financial ability and solvency to satisfy any judgment that may be rendered against the Indemnified Parties) and (iii) cooperate with EAU in conjunction therewith. If such a claim is made or appears likely to be made, EAU may, at its option (A) modify or replace the ER System Equipment or Software (or any part or component thereof) so that it is not infringing but is substantially functionally equivalent, or (B) secure the right for PWE to continue to use the ER System Equipment or Software. If EAU determines that none of these options is reasonably available or feasible, PWE shall, at the request of EAU, cease use of and/or return the ER System Equipment or Software to EAU upon written request by EAU and at EAU's sole cost and expense, and EAU will then give PWE a refund of the amount paid for such infringing equipment, pro rated over the ten year useful life of the ER System Equipment, provided, however, that the return of the equipment shall not release or relieve EAU from its other indemnity obligations with respect to any judgment and/or damages that PWE may be obligated to pay.

This represents PWE's sole and exclusive remedy regarding any claim of infringement associated with the ER System Equipment or Software and/or any use thereof. Notwithstanding any of the foregoing, EAU shall have no liability or obligation, including, without limitation, to defend or indemnify PWE, with respect to any claim arising from any of the following: (i) anything PWE or any third party (other than a subcontractor of EAU) provides that is incorporated into or used with the ER System Equipment or Software or that the ER System Equipment or Software is incorporated into, if such claim could have been avoided absent such incorporation or use; (ii) compliance by EAU or its authorized resellers with PWE specifications or designs which modify the typical proprietary ER System if such claim could have been avoided absent the use of such specifications or designs; (iii) modification of the ER System Equipment or Software by any party other than EAU or its authorized subcontractors if such claim could have been avoided absent such modification; (iv) the combination, operation, or use of the ER System Equipment or Software with other software, equipment or items not supplied by EAU if such claim could have been avoided absent such combination, operations, or use; (v) PWE's failure to install or have installed changes, revisions or updates as instructed and provided by EAU, if such changes, updates or revisions are the duty of PWE, or, in the case where such changes, updates and revisions are included in the maintenance and service obligations of EAU, if

PWE prevents or refuses to allow EAU to make such changes, updates and revisions ; or (vi) improper use of the ER System Equipment or Software or use outside the scope of the Licensed Use.

(b) Indemnification by PWE. Except as provided in Section 11(a) above, PWE shall indemnify and defend EAU, its officers, directors, employees, subcontractors, vendors, licensors, agents and affiliates, from and against any and all liabilities, damages, costs and expenses, including reasonable attorneys fees and court costs, incurred by EAU arising out of any claim of a third party (i) in connection with the use of the ER System Equipment or ER Technology, or (ii) based on the distribution, marketing, or sale by PWE of products utilizing ER Water produced by the ER System Equipment. PWE shall contest, defend or litigate any matter in which indemnification is provided hereunder and shall assume the obligation to pay for such defense. EAU, at its option, shall have the right to participate in any such contest, defense or litigation with counsel of its own choosing at EAU's own cost and expense. This section does not apply to product liability insurance issues of EAU relating to the ER System purchased as part of the Asset Purchase Agreement, which product liability issues of Seller are set forth in Section 11 (A)(h) of the Asset Purchase and Sale Agreement.

13. Term; Termination.

(a) Term. Subject to Section 13(b) herein, this Agreement shall be effective as of the Effective Date and shall remain in effect for so long as PWE or its successors and assigns continues to use the ER System to produce drinking water for human consumption in the consumer market. Notwithstanding the foregoing, so long as PWE is not in breach of this Agreement and so long as PWE continues to pay the License and Maintenance Fee, (i) the license granted herein shall be perpetual, and (ii) EAU's warranty and maintenance obligations shall survive termination or expiration of this Agreement for so long as the License and Maintenance Fee obligation remains in effect. In the event this Agreement is terminated by EAU as a result of an uncured breach of this Agreement by PWE, the license granted herein shall terminate and PWE shall immediately cease use of the ER Technology, the ER Equipment, the Software, and the Documentation.

(b) Termination. In the event of any material breach of this Agreement or a Statement of Work by either party, which breach is not cured within 30 days following written notice thereof (or if cure cannot be reasonably completed within said 30 day period, the cure is commenced within said 30 days and thereafter diligently prosecuted to completion), in addition to any other rights or remedies available to the non-defaulting party, the non-defaulting party may terminate this Agreement or the Statement of Work as to that particular ER Water System that the breach relates to, by providing written notice to the defaulting party. In the event that the uncured default resulting in termination is due to an uncured default by EAU, PWE shall have the right to use and maintain ~~the the~~ its existing ER Water Systems and the ER Water Technology for the production of drinking water for human consumption in the consumer market without further obligation to EAU. In the event that the uncured default resulting in termination is due to an uncured default by PWE as to a particular location or a particular ER Water System, the license shall cease for that System, and PWE may not use the EAU Technology licensed hereunder for that particular location or particular system. EAU may terminate this Agreement upon 90 days prior notice to PWE in the event EAU ceases all business operations. PWE's obligation to pay the Maintenance and License Fee set forth in Section 7(b) of this Agreement shall terminate in the event of termination of this Agreement. In the event that EAU or any successor of EAU no longer manufactures or supports its ER Water Systems, the obligations related to payment of the Licensing and Maintenance Fee shall terminate and PWE and/or its

successors shall be allowed to use and maintain the ER Water Systems and the ER Technology for the production of drinking water for human consumption in the consumer market without further obligation to EAU or any successor of EAU.

(c) Cessation of Equipment Manufacture. To the extent that EAU ceases to manufacture and/or assemble the ER System Equipment at any time, EAU agrees that PWE shall have the right to use the ER Technology to assemble water processing systems that electrolyze and reduce drinking water for human consumption in the consumer market utilizing third party components or parts to keep the ER Systems operational. EAU shall have no responsibility or liability for any system designed by PWE as a result of the license permitted under this Section or any water produced as a result thereof, and PWE shall indemnify and defend EAU with respect to any claim related thereto, including, without limitation, any product liability claim or any claim for infringement of any intellectual property of any third party. This Section 13(c) shall survive any termination or expiration of this Agreement.

(d) Effect of Termination. In the event of termination or expiration of this Agreement, each party shall promptly return to the other party all Information in its custody or control not otherwise required or permitted to be retained hereunder. To the extent that EAU ceases to manufacture and/or assemble the ER System Equipment at any time, EAU agrees that PWE shall have the right to use the ER Technology to assemble water processing systems that electrolyze and reduce drinking water for human consumption in the consumer market utilizing third party components or parts to keep the ER Systems operational.

14. Insurance. During the term that License and Maintenance Fees are due hereunder and for a period of two years thereafter, PWE shall maintain Commercial General Liability insurance, including contractual liability coverage, with limits of at least $1,000,000 per occurrence and $2,000,000 in the aggregate (in the event that PWE does not purchase any additional systems other than the ER Water System acquired as a part of the Asset Purchase Agreement, or $5,000,000 aggregate coverage in the event that additional systems have been purchased by PWE. EAU reserves the right to refuse to accept policies from companies with a rating of less than A-VII by the A.M. Best Company. PWE shall provide to EAU certificates of insurance evidencing the required coverages prior to the Closing of the Asset Purchase Agreement. PWE's insurers shall be required to give 30 days written notice to EAU prior to any policy cancellation or non-renewal. Failure of EAU to demand such certificates or to identify any deficiency in the insurance provided shall not be construed as or deemed to be a waiver of PWE's obligation to maintain such insurance. All general liability policies shall name EAU as an additional insured.

15. General.

(a) Assignment; Binding. Except as allowed herein, PWE agrees not to assign, or otherwise transfer this Agreement or PWE's rights under it, or delegate PWE's obligations, without EAU's prior written consent, and any attempt to do so is void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(b) Not for Resale. PWE represents and warrants that it is buying ER System Equipment for its own use and deployment as contemplated by this Agreement and not for resale of the ER System Equipment.

(c) Force Majeure. Neither ~~a Party shall not~~ party hereunder shall be responsible for failure to fulfill any obligations due to causes reasonably beyond its control such as acts of God, fire, casualty, flood, war, epidemic, terrorist act, or insurrectionprovided if such failure continues for a period of more than ~~1800~~ 180 days, and ~~the other party shall have the right to~~:

(a) In the case of a Force Majeure delay on the part of EAU for 180 days, PWE shall have the right to obtain parts or equipment from other third parties and to utilize the ER Technology. In ~~that~~ such event, PWE shall have the continuing obligation to pay the License and Maintenance ~~fee~~ Fee to EAU hereunder except that PWE shall have the right to offset the costs of obtaining the parts, maintenance, or equipment that EAU was unable to supply because of ~~the~~ such Force Majeure event, and

(b) In the case of a Force Majeure delay on the part of PWE for said 180 days, EAU may terminate the exclusivity / non-compete obligations it has with respect to ER drinking water for the retail consumer market.

(d) Severability. In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

(e) Survival. Both PWE's and EAU's obligations under this Agreement and any Statement(s) of Work which by their nature would continue beyond the termination, cancellation, or expiration of this Agreement or such Statement(s) of Work, shall survive such termination, cancellation, or expiration. including, without limitation, the restrictions on the scope of the license (including the limiations and restrictions set forth in Section 4 and 6) for so long as such license continues, and Sections 4(a), 4(d), 5, 6, 8(c), 8(d), 8(e), 9, 11, 13, and 15.

(f) Entire Agreement. The terms and conditions of this Agreement, including any Statement(s) of Work, the Maintenance Agreement, and the Asset Purchase Agreement form the complete and exclusive agreement between PWE and EAU with respect to the subject matter hereof and terminates and supersedes any prior oral or written proposals, correspondence or communications regarding the subject matter hereof; provided nothing contained herein shall be deemed to terminate the Asset Purchase Agreement or Maintenance Agreement. In the event of a conflict between this Agreement and a Statement of Work, the terms of the Statement of Work shall prevail with respect to the Services and ER System Equipment to be provided thereunder. In the event of any conflict between this Agreement and Asset Purchase Agreement, this Agreement shall govern and control.

(g) Modifications; Waiver. Any changes to this Agreement must be made by mutual agreement in writing. The failure of either party to enforce any right or provision in this Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by the waiving party in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

(h) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement.

(i) Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally, sent by nationally recognized overnight delivery service which maintains proof of service, or sent by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in the signature blocks below. Any party may change the address to which notices are to be sent to it by giving ten days' written notice of such change of address to the other parties in the manner above provided for giving notice. Notices will be considered delivered on the date of actual delivery, or when delivery is first attempted. Copies of notices may also be sent by fax and by email to the email addresses provided in the signature blocks but notice sent by fax or email shall not be deemed to be valid notice unless followed up by written notice sent by nationally recognized overnight delivery service.

(j) Independent Contractor. No joint venture, partnership, employment, or agency relationship exists between EAU and PWE as a result of this Agreement and the relationship of the parties shall be that of an independent contractor.

(k) Attorney's Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party or parties shall be entitled to recover its actual reasonable attorney's fees and other reasonable costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

(l) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument.

(m) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EAU TECHNOLOGIES, INC.	PERFECT WATER AND ESSENTIALS, LLC
By:__________	By: [signature]
Name:__________	Name: Greg M Mortensen
Title:__________	Title: CEO
Date:__________	Date: August 8, 2007
Address: __________	Address: __________
__________	1035 Rammell Rd
__________	Tetonia ID 83452
Fax: __________	Fax: 949-666-7332

EXHIBIT A

Production and Administration Costs

Hardware Items

Pressure Relief Valves	Main circuit board, relay bd.
Flow Solenoids	Polarity Reversing Relays
Flow Meters	NaCl Tank
PVC CELL Frames	NaCl low level SW
CELL Membrane	Surge Tank High SW
CELL Electrodes	Surge Tank Low SW
CELL Frames	Misc. Electrical
Pressure Buffer Pump	Misc Piping
Pressure Buffer tank	Hour Meter
Blend Pump(s)	DC amp sensor
ORP Transmitter	Panel Display
ORP Probe	Misc Instrumentation
pH Transmitter	Cabinet
pH Probe	Cabinet graphics
Reversing Valve	miscellaneous fittings
Dump Valve	Wire
NaCl Pump	240/110 VAC transformer
DC Power Supplies	Process Controller
Power Conversion Units	Skid Rack

Tasks- Hourly

Process Programming	Manufacturing
Inventory Control	Equipment Test
Shipping & Receiving	Engineering / Configuration

Other

General & Administrative Overhead--
Not to Exceed 30% of Total Hard Costs

On site costs (such as installation, implementation, etc.) are NOT included in the Purchase Price (and must be paid in addition to the Purchase Price).

EXHIBIT B
General Description of ER Water

The ER System Equipment converts the purified water produced by the RO water treatment system to two separate streams of electrolyzed water. One stream is alkaline and the other is acidic. The alkaline water is used for Perfect Water. The alkaline water will have a pH typically above 9 and a negative ORP (oxidative reduction potential). The desired pH is obtained by adjusting the power supply. A small amount of food grade NaCl (salt) is fed to the system. The amount of salt is controlled automatically to maintain the desired amperage to produce water with the desired pH.

EXHIBIT C

Minimum Annual Fee Per System Examples

System	License and Maintenance Fees Paid for Year 3	Actual Maintenance Costs for Year 3	Minimum Annual Fee Payment for Year 3	Additional Payment due for Year 3
#1	$20,000	$22,000	$22,000	$2,000
#2	$18,000	$21,000	$21,000	$3,000
#3	$35,000	$24,000	$24,000	$0

EXHIBIT D

Operating Procedures; Warranty Issues

Operational Requirements for ER Water System:

The key requirement to ensure proper operation of the ER Water System is to prevent hard water from entering the equipment. The water hardness should be zero.

The salt utilized must be high purity Morton Culinox 999 Food Grade Salt. The use of lower grade salts can result in contaminants entering the system with the risk of permanent damage to the electrolyzer cells. EAU, at its sole discretion, may qualify alternative salt products on a periodic basis during the term of this Agreement

The ER System Equipment must be kept dry in a conditioned space with a minimum temperature of 55 degrees Fahrenheit and a maximum temperature of 95 degrees Fahrenheit.

System Maintenance Logging Requirements:

Proper operation of the ER Water System requires that the following parameters be observed and logged daily.

- Conductivity of the water entering the ER Water System (should be < 1.5 ppm)
- Water hardness of the RO filtered water entering the ER Water System (should be 0)
- Voltage displayed on the power supply
- Amps displayed on the power supply
- Water flow to the ER Water System
- Saline injection pump speed
- Saline tank salt level
- Indicated pH (on panel) of water leaving ER Water System
- Measured pH of water leaving ER Water System (use lab meter)
- Measured ORP of water leaving the ER Water System
- Description of any operating abnormalities or system problem
- Other parameters may be added by EAU as needed

Note: This data must be dated, logged on a daily operator's log, and presented to EAU upon request. Failure to perform these daily checks and maintain daily records or the inability to provide these records upon request may void warranty coverage of the EAU equipment unless it can be reasonably determined that the proper procedures were followed and/or are immaterial to any system failure EAU may allow PWE to pay the costs to cure the items that caused the voidance of warranty coverage to restore such warranty coverage. EAU must be notified immediately of any operating abnormalities.

Operating Conditions to Maintain Warranty Coverage:

Warranty coverage will be voided if any of the following should occur:

- Failure to maintain daily logs or the inability to produce daily logs when requested by EAU.
- Use of any other salt than the specified Culinox 999.

- Operation of the power supply at higher amps than the maximum allowable amps identified on control panel.
- Proper operation of the RO water system will prevent any hardness from entering the electrolyzer cells. If, upon inspection, signs of any build up inside the electrolysis cells is discovered, warranty coverage will be voided.
- Failure to allow inspection of the ER Water System by EAU personnel as requested.
- Operation of the ER Water System at water flows higher than design flow rate (design flow rate indicated on the control panel).
- Extended operation of the ER Water System after any out of limit situation has occurred.
- Failure to promptly notify EAU of any out of limit situation occurring.

Routine Maintenance Procedures Required to be Performed by PWE:
The following routine maintenance tasks must be performed by PWE on the schedule indicated. The date of the performance of the tasks and the person performing the tasks should be recorded in the system maintenance logs.

Daily

Flush pipes to generator, generator, storage tanks with ozonated water prior to startup
Check ozone level in 5000 gallon storage tank
Blowdown boiler

Weekly

Disinfect RO system
Disinfect fresh water storage tank after softeners
Verify APC leaving carbon filters, RO, all tanks (all sample ports not done daily)
Disinfect line from RO skid to 5000 storage tank
Check/remove water / condensate in all pressure air lines
Verify water temperature in spare tank during operation for oxygen removal

Monthly

Change carbon block filters (more frequently if high volume production exhausts carbon sooner)
Verify chlorine is removed by water softener before RO skid
Verify ozone destruct on vent to permeate water functioning correctly.
Calibrate pH probe
Check/replace filter on clean room HEPA filtration
Verify Pureguard level in softener saline tanks
Disinfect lines from RO to 5000 gallon storage tank
Calibrate pH probe in generator
Check air ozone levels acceptable

Quarterly

Check tubing in peristaltic saline pump in generator – replace if excessive wear apparent
Verify operation of UV lights – replace tubes if approaching end of useful life
Service air dryer in outside shed

Annual

Service Water Softeners – check resin quality – check carbon
Check fresh water pump feeding RO skid for oxidation – impeller condition – replace if beginning to rust
Service Ozone generator – replace dessicator / air dryer – verify reaction chamber is sound
Verify all wires going to cells are carrying the same current
Check PVC tubing filling and exiting cells – replace as necessary
Inspect TDS meter in generator – verify accuracy of readings
Service air compressor in outside shed
Service boiler

Warranty for ER Water System purchased by PWE pursuant to the Asset Purchase Agreement:
The ER Water System purchased by PWE pursuant to the Asset Purchase Agreement shall produce the quantity and quality of ER Water indicated below when used and operated in accordance with EAU's standard operating procedures and utilizing only substances and ingredients within the parameters specified on this Exhibit D:

Quantity: 6,000 Gallons / day (20 hr) ER Water at Lindon Facility
Quality: ER Water as described on Exhibit B

Exhibit 5(C)

MAINTENANCE AND SUPPORT AGREEMENT

This Maintenance and Support Agreement (the "Agreement") is entered into this ____ day of __________, 2007, between EAU Technologies, Inc., a Delaware corporation ("EAU"), and Perfect Water & Essentials, LLC, a Nevada limited liability company ("PWE").

WHEREAS, EAU and PWE (a) entered into that certain Agreement for Purchase and Sale of Assets (the "Asset Purchase Agreement") dated ______, 2007, pursuant to which PWE agreed to acquire, and EAU agreed to sell, certain assets of EAU utilized by EAU in its Perfect Essential Division, and (b) simultaneously herewith, EAU and PWE are entering into that certain Purchase and License Agreement (the "License Agreement") pursuant to which EAU agreed to manufacture, assemble, and sell to PWE water processing systems and license the related technology to PWE;

NOW THEREFORE, in consideration of the premises set forth above, the covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. **Definitions**. The following terms shall have the meanings set forth below when used in this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.

"Support Contacts" shall mean up to three of PWE's employees per facility, as designated in writing by PWE, who are authorized to contact EAU and request Support Services under this Agreement.

"Maintenance and Support Services" shall mean the services to be provided by EAU to PWE as described in Section 2 below, as limited by Section 3.

2. **Maintenance and Support Services**. Subject to the terms and conditions of this Agreement and for so long as PWE pays the Licensing and Maintenance Fee to EAU in accordance with the terms of the License Agreement, EAU shall provide to PWE support and maintenance (including all parts, labor, and travel costs, if applicable and subject to Section 5 herein) of each ER Water System and subject to section 8 of the License Agreement as requested by the Support Contacts during EAU's normal support hours. Such support shall be provided by telephone, or if the problem cannot be resolved via telephone as determined by EAU in its reasonable discretion, EAU shall send its representatives to perform such support and maintenance on site. EAU will use reasonable efforts to fix bugs, defects, and non-conformities in a ER Water System which cause it not to produce the quantity and quality of ER Water in accordance with the specifications attached to the License Agreement (for each ER Water System purchased pursuant to the Asset Purchase Agreement) or the applicable Statement of Work (for ER Water Systems purchased under Section 2 of the License Agreement). Maintenance and Support Services shall be performed within two business days following the receipt of notice by the Support Contact to EAU of the need for such service covered hereunder.

3. **Limitations**. The following types of services and/or maintenance shall not be included in the Maintenance and Support Services:

(a) Maintenance or support due to any abnormal cause external and not related to the ER Water System which adversely affects its operability or serviceability, including, but not limited to, water, fire, flood, wind, lightning, transportation, misuse, abuse, neglect or virus, worm or similar infestation;

(b) Maintenance or support due to the use of the ER Water System outside the Licensed Use or for any purpose other than the purpose intended;

(c) Maintenance or support due to use of the ER Water System with hardware, software, or other equipment not provided, specified or approved by EAU;

(d) Maintenance or support due to modification or alteration of the ER System Equipment by an individual or entity other than EAU or its subcontractors or as authorized by EAU;

(e) Maintenance or support due to failure to follow EAU's standard operating procedures or as a result of introducing contaminants or utilizing substances or ingredients outside the parameters specified by EAU for each ER Water System purchased by PWE, such as by way of example, using water with a hardness level above the specified level or using salt of a different grade or purity level;

(f) Installation services, implementation services, engineering or configuration services, testing services, on-site review services, or similar services performed in connection with purchases of new ER System Equipment pursuant to Section 2 of the License Agreement;

(g) Any customizations or modifications to the ER System Equipment requested by PWE;

(h) Maintenance or support due to failure to maintain daily logs in accordance with EAU's then current maintenance and operating procedures, a current copy of which is attached as Exhibit A, or inability to produce daily logs when requested by EAU;

(i) Maintenance or support due to operation of the power supply for the ER Water System at higher amps than the maximum allowable amps identified on the control panel of the ER Water System;

(j) Maintenance or support due to operation of the ER Water System at water flows higher than the design flow rate as indicated on the control panel of the ER Water System, normal spikes excluded; and

(k) Maintenance or support due to extended operation of the ER Water System after any out of limit situation has occurred and PWE failed to promptly notify EAU that an out of limit situation occurred;

(l) Maintenance or support of ER water Systems not eligible for coverage under the License Agreement.

If PWE requests EAU to perform any of the types of services described in this Section 3, such services shall be provided by EAU, at EAU's option, at EAU's then current rates.

4. **PWE's Responsibilities**. PWE shall have the following responsibilities:

(a) Assistance. PWE shall provide information and assistance as reasonably requested by EAU to enable EAU to fulfill its maintenance obligations hereunder, including, without limitation, providing EAU with error messages and listings of output or any other data so that EAU can attempt to reproduce or otherwise reasonably determine the operating conditions that were present when the problem occurred.

(b) Access. PWE shall provide and allow EAU reasonable electronic access to the ER Water System via telecommunication and if requested by EAU, physical access to PWE's facility or facilities/bottling plans where the ER Water System is installed and being used.

(c) Routine Maintenance. PWE shall regularly maintain the ER Water System in accordance with EAU's then current procedures, a current copy of which is attached as Exhibit A, and shall keep a maintenance and production log related to the ER Water System in form reasonably acceptable to EAU, and PWE shall not modify, replace, or alter the ER Water System or any other equipment with which it interacts without the prior approval of EAU.

(d) Return; Replacement. PWE shall comply with all instructions provided by EAU with respect to the de-installation or return of any component or part of the ER Water System. Costs of return and replacement shall be borne by EAU unless it is discovered that the claim was not covered under this Agreement in accordance with Section 3, in which case PWE shall promptly reimburse EAU the related shipping and insurance costs. PWE shall install all components, parts, corrections and fixes supplied by EAU.

(e) Trained Staff. PWE shall employ staff and personnel with sufficient knowledge, training and capability, based on reasonable industry standards, to operate and maintain the ER Water System. EAU shall provide initial training as part of the purchase of each ER Water System acquired by PWE, and shall provide training manuals and operating instruction books and/or audio visual materials for each ER Water System acquired or purchased by PWE.

5. **Fees**. In consideration of the Maintenance and Support Services to be provided hereunder, PWE shall pay to EAU the Licensing and Maintenance Fee as set forth in the License Agreement. The fees set forth in this Agreement are non-refundable and include any sales, use, value added , or other taxes, if any, of any kind applicable with respect to the performance of the Support Services. PWE agrees to cooperate with seeking any applicable and available manufacturing or other sales tax exemption it might be entitled to. For Maintenance and Support Services to be provided outside of the United States of America, PWE or its sublicensees shall pay, in addition to the Licensing and Maintenance Fee, the incremental increase, if any, in the costs of Maintenance and Support Services above the costs for such Maintenance and Support Services provided within the United States of America.

6. **Term; Termination**. This Agreement shall remain in effect so long as PWE is obligated to pay the License and Maintenance Fee as set forth in the License Agreement. Sections 6 through 11 shall survive any termination of this Agreement.

7. **Warranty**. EXCEPT AS SPECIFICALLY SET FORTH IN Section 7 of THIS AGREEMENT OR THE LICENSE AGREEMENT, EAU MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, REGARDING THE MAINTENANCE AND SUPPORT SERVICES OR OTHERWISE UNDER THIS AGREEMENT.

Section 8 and Exhibit D of

8. **Limitation of Liability**. IN NO EVENT SHALL EAU BE LIABLE TO PWE OR ANY THIRD-PARTY FOR INDIRECT, INCIDENTIAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUES, DATA, PROFITS OR BUSINESS VALUE, EVEN IF EAU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. PWE AGREES THAT EAU'S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES INCURRED BY PWE AND EAU'S TOTAL LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE TOTAL AMOUNT OF THE FEES PAID TO EAU FOR THE SUPPORT SERVICE TO BE PROVIDED PURSUANT TO THIS AGREEMENT DURING THE SIX MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY. THIS SECTION 8 SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

9. **Confidentiality**. To the extent either party has access to any Confidential Information of the other party as a result of this Agreement, such Confidential Information shall be subject to the terms of Section 11 of the License Agreement.

10. **Default.**

a. Default by PWE. In the event PWE fails to pay any amounts due hereunder and said default is not cured within 60 days of written notice of default by EAU to PWE, EAU may, in addition to any other rights and remedies available to it, (i) suspend the performance of Maintenance and Support Services, and (ii) charge interest on the unpaid amount at the rate of 1 1/2 % per month from the date the payment was due until receipt in full of the amount due.

b. Default by EAU. In the event that EAU defaults in the performance of the Support and Maintenance obligations hereunder and such default is not cured within two business day period following notice from PWE (or if such default cannot be reasonably cured within said two business day period, the cure must be commenced within said two days and thereafter diligently prosecuted to completion by EAU), PWE shall, in addition to any other rights or remedies available to it at law or in equity, be entitled to cure said defaults and charge the reasonable direct costs (but not consequential damages) of such cure to EAU as an offset against future License and Maintenace Fees due from PWE. In the event that EAU or any successor of EAU no longer manufactures or supports its ER Water Systems, the obligations related to payment of the Licensing and Maintenance Fee shall terminate and PWE and/or its

successors shall be allowed to use and maintain the ER Water Systems and to use the ER Technology for the production of drinking water for human consumption in the consumer market without further obligation to EAU or any successor of EAU.

11. General.

(a) Assignment; Binding. PWE agrees not to assign, or otherwise transfer this Agreement or PWE's rights under it, or delegate PWE's obligations, without EAU's prior written consent, and any attempt to do so is void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, and as further set forth in the License Agreement, PWE shall be entitled to sublicense the ER Water Systems for drinking water for human consumption; provided, that (i) such third party is not in the primary business of producing electrolyzed reduced water systems and a competitor of EAU and is otherwise reputable in EAU's reasonable discretion, and (ii) each such third parties execute a written agreement being bound by the applicable terms of this Agreement, the Maintenance Agreement and the Asset Purchase Agreement.

(b) Force Majeure. Neither party hereunder shall be responsible for failure to fulfill any obligations due to causes reasonably beyond its control such as acts of God, fire, casualty, flood, war, epidemic, terrorist act, or insurrection, provided if such failure continues for a period of more than 180 days:

(c) Severability. In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

(d) Entire Agreement. The terms and conditions of this Agreement, together with the License Agreement, form the complete and exclusive agreement between PWE and EAU with respect to the subject matter hereof and terminates and supersedes any prior oral or written proposals, correspondence or communications regarding the subject matter hereof; provided nothing contained herein shall be deemed to terminate the Asset Purchase Agreement or License Agreement. In the event of any conflict between this Agreement and Asset Purchase Agreement, this Agreement shall govern and control.

(e) Modifications; Waiver. Any changes to this Agreement must be made by mutual agreement in writing. The failure of either party to enforce any right or provision in this Agreement shall not constitute a waiver of such right or provision unless acknowledged and agreed to by the waiving party in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Georgia in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement.

(a) In the case of a Force Majeure delay on the part of EAU for 180 days, PWE shall have the right to obtain parts or equipment from other third parties and to utilize the ER Technology. In such event, PWE shall have the continuing obligation to pay the License and Maintenance Fee to EAU as called for in the License Agreement except that PWE shall have the right to offset the costs of obtaining th parts, maintenance, or equipment that EAU was unable to supply because of the Force Majeure Event; and

(b) In the case of a Force Majeure delay on the part of PWE for 180 days, EAU may terminate the exclusivity / non-compete obligations It has with respect to ER drinking water for the retail consumer market.

(g) Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally, sent by nationally recognized overnight delivery service which maintains proof of service, or sent by registered or certified mail, return receipt requested, postage prepaid to the addresses set forth in the signature blocks below. Any party may change the address to which notices are to be sent to it by giving ten days' written notice of such change of address to the other parties in the manner above provided for giving notice. Notices will be considered delivered on the date of actual delivery, or when delivery is first attempted. Copies of notices may also be sent by fax and by email to the email addresses provided in the signature blocks but notice sent by fax or email shall not be deemed to be valid notice unless followed up by written notice sent by nationally recognized overnight delivery service.

(h) Independent Contractor. No joint venture, partnership, employment, or agency relationship exists between EAU and PWE as a result of this Agreement and the relationship of the parties shall be that of an independent contractor.

(i) Attorney's Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party or parties shall be entitled to recover its actual reasonable attorney's fees and other reasonable costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, which shall be deemed to constitute one and the same instrument.

(k) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns.

[Signatures begin on following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EAU:

EAU TECHNOLOGIES, INC.

By: ____________________________
Print Name: ______________________
Title: ___________________________
Address :_________________________
____
____
Fax: _____________________________

PWE:

PERFECT WATTER & ESSENTIALS, LLC

By: [signature]
Print Name: Greg M. Mortensen
Title: CEO
Address : 1035 Rammell Rd
Tetonia, ID 83452
____
Fax: 949-066-7332

EXHIBIT A

Operating Procedures

General System Description of the ER Water System:

The ER Water System converts the purified water produced by the RO water treatment system to two separate streams of electrolyzed water. One stream is alkaline and the other is acidic. The alkaline water is used for Perfect Water. The alkaline water will have a pH typically above 9 and a negative ORP (oxidated reduction potential). The electrolyzer cells are powered by an adjustable DC power supply that powers the electrolysis reaction. The desired pH is obtained by adjusting the power supply. A small amount of food grade NaCl (salt) is fed to the system. The amount of salt is controlled automatically to maintain the desired amperage to produce water with the desired pH.

Operational Requirements for ER Water System:

The key requirement to ensure proper operation of the ER Water System is to prevent hard water from entering the equipment. The water hardness should be zero.

The salt utilized must be high purity Morton Culinox **999** Food Grade Salt. The use of lower grade salts can result in contaminants entering the system with the risk of permanent damage to the electrolyzer cells. EAU, at its sole discretion, may qualify alternative salt products on a periodic basis during the term of this Agreement.

The ER System Equipment must be kept dry in a conditioned space with a minimum temperature of 55 degrees Fahrenheit and a maximum temperature of 95 degrees Fahrenheit.

System Maintenance Logging Requirements:

Proper operation of the ER Water System requires that the following parameters be observed and logged daily.

- Conductivity of the water entering the ER Water System (should be < 1.5 ppm)
- Water hardness of the RO filtered water entering the ER Water System (should be 0)
- Voltage displayed on the power supply
- Amps displayed on the power supply
- Water flow to the ER Water System
- Saline injection pump speed
- Saline tank salt level
- Indicated pH (on panel) of water leaving ER Water System
- Measured pH of water leaving ER Water System (use lab meter)
- Measured ORP of water leaving the ER Water System
- Description of any operating abnormalities or system problem
- Other parameters may be added by EAU as needed

Note: This data must be dated, logged on a daily operator's log, and presented to EAU upon request. Failure to perform these daily checks and maintain daily records or the inability to provide these records upon request mayvoid warranty coverage of the EAU equipment unless it can be reasonably determined by a court of competent jurisdiction

that the proper procedures were followed by PWE and/or are immaterial to any system failure. EAU may allow PWE to pay the costs to cure the items that caused the voidance of warranty coverage to restore such warranty coverage. EAU must be notified immediately of any operating abnormalities.

Routine Maintenance Procedures Required to be Performed by PWE:
The following routine maintenance tasks must be performed by PWE on the schedule indicated. The date of the performance of the tasks and the person performing the tasks should be recorded in the system maintenance logs.

Daily

Flush pipes to generator, generator, storage tanks with ozonated water prior to startup
Check ozone level in 5000 gallon storage tank
Blowdown boiler

Weekly

Disinfect RO system
Disinfect fresh water storage tank after softeners
Verify APC leaving carbon filters, RO, all tanks (all sample ports not done daily)
Disinfect line from RO skid to 5000 storage tank
Check/remove water / condensate in all pressure air lines
Verify water temperature in spare tank during operation for oxygen removal

Monthly

Change carbon block filters (more frequently if high volume production exhausts carbon sooner)
Verify chlorine is removed by water softener before RO skid
Verify ozone destruct on vent to permeate water functioning correctly.
Calibrate pH probe
Check/replace filter on clean room HEPA filtration
Verify Pureguard level in softener saline tanks
Disinfect lines from RO to 5000 gallon storage tank
Calibrate pH probe in generator
Check air ozone levels acceptable

Quarterly

Check tubing in peristaltic saline pump in generator – replace if excessive wear apparent
Verify operation of UV lights – replace tubes if approaching end of useful life
Service air dryer in outside shed

Annual

Service Water Softeners – check resin quality – check carbon
Check fresh water pump feeding RO skid for oxidation – impeller condition – replace if beginning to rust
Service Ozone generator – replace dessicator / air dryer – verify reaction chamber is sound

Verify all wires going to cells are carrying the same current
Check PVC tubing filling and exiting cells – replace as necessary
Inspect TDS meter in generator – verify accuracy of readings
Service air compressor in outside shed
Service boiler